As Filed with the Securities and Exchange Commission on April 8, 1998
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        ABC DISPENSING TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

               FLORIDA                                       59-2001203
               -------                                       ----------
(state or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                                451 Kennedy Road
                                Akron, Ohio 44305
                                 (330) 733-2841
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             CHARLES M. STIMAC, JR.
                                    PRESIDENT
                                451 Kennedy Road
                                Akron, Ohio 44305
                                 (330) 733-2841
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH A COPY TO:

                              Lee A. Albanese, Esq.
                            St. John & Wayne, L.L.C.
                               70 East 55th Street
                            New York, New York 10022

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                         CALCULATION OF REGISTRATION FEE



                                                                                                         Proposed
                                                                              Proposed Maximum           Maximum          Amount of
                                                              Amount to be     Offering Price           Aggregate      Registration
Title of each Class of Securities to be Registered             Registered        Per Share           Offering Price          Fee
                                                              ------------    ----------------       --------------    -------------
Common Stock, par value $.01 per share,                        257,500(1)(5)       $2.00(2)          $   515,000.00       $  156.06
Underlying Common Stock Purchase Warrants and Options           10,000(1)(5)       $3.00(2)          $    30,000.00       $    9.09
                                                                20,000(1)(5)      $3.375(2)          $    67,500.00       $   20.45
                                                               700,000(1)(5)       $3.50(2)          $ 2,450,000.00       $  742.42
                                                                30,000(1)(5)       $2.25(2)          $    67,500.00       $   20.45
                                                               300,000(1)(5)      $1.375(2)          $   412,500.00       $  124.99
                                                                40,000(1)(5)       $1.25(2)          $    50,000.00       $   15.15
                                                                10,000(1)(5)       $3.50(2)          $    35,000.00       $   10.61
                                                                90,000(1)(5)       $1.25(2)          $   112,500.00       $   34.09
                                                               100,000(1)(5)       $1.25(2)          $   125,000.00       $   37.88
                                                               381,000(1)(5)      $1.125(2)          $   428,625.00       $  129.89
                                                                80,000(1)(5)      $  .844            $    67,500.00       $   20.45
                                                               134,000(1)(5)       $1.25(2)          $   167,500.00       $   50.76
                                                             3,837,500(1)(5)       $1.25(2)          $ 4,796,875.00       $1,453.60

Common Stock, par value $.01 per share, issuable in            690,750(3)(5)      $1.453(6)          $ 1,003,659.75(6)    $  304.12
payment of dividends on Preferred Stock

Common Stock, par value $.01 per share, issuable upon        3,837,500(4)(5)       $1.00(2)          $ 3,837,500.00       $1,162.88
conversion of Preferred Stock

TOTAL                                                       10,518,250             -----             $14,166,659.75       $4,292.89


-----------------------

(1)      Issuable upon exercise of the Warrants (as defined in the Prospectus).
(2)      The offering price per share is calculated pursuant to Rule 457(g).
(3) Issuable in lieu of cash dividends payable on the Preferred Stock (as defined in the Prospectus).
(4) Issuable upon conversion of the Preferred Stock (as defined in the Prospectus).
(5) Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of Common Stock as may be issuable by reason of the anti-dilution provisions of such Warrants and Preferred Stock.
(6) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on March 25, 1998 as reported on the NASDAQ Small Cap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                        ABC DISPENSING TECHNOLOGIES, INC
                              CROSS REFERENCE SHEET
                     PURSUANT TO REGULATION S-K, ITEM 501(B)


            Item of Form S-1                                                  Prospectus Location
            ----------------                                                  -------------------
1.     Forepart of the Registration Statement and        Facing Page; Cross Reference Sheet; Outside Front Cover Page
       Outside Front Cover Page of Prospectus            of Prospectus

2.     Inside Front and Outside Back Cover Pages         Inside Front Cover Page of Prospectus
       of Prospectus

3.     Summary Information, Risk Factors, Ratio of       Risk Factors; Inapplicable as to Summary and Ratio of Earnings
       Earnings to Fixed Charges                         to Fixed Charges

4.     Use of Proceeds                                   Use of Proceeds

5.     Determination of Offering Price                   Inapplicable

6.     Dilution                                          Inapplicable

7.     Selling Security Holders                          Inapplicable

8.     Plan of Distribution                              Plan of Distribution

9.     Description of Securities to be Registered        Description of Capital Stock; Stock Price and Dividend Policy

10.    Interests of Named Experts and Counsel            Legal Matters, Experts

11.    Information with Respect to the Registrant

       (a)               Description of Business         Business

       (b)               Description of Property         Business

       (c)               Legal Proceedings               Business

       (d)               Dividends and Related           Dividend Policy
                         Stockholder Matters

       (e)               Financial Statements            Financial Statements and Financial Statement Schedules

       (f)               Selected Financial Data         Selected Financial Data

       (g)               Supplementary Financial         Inapplicable
                         Information

       (h)               Management's Discussions        Management's Discussions and Analysis of Financial Condition
                         and Analysis of Financial       and Results of Operations
                         Condition and Results of
                         Operations

       (i)               Changes in Accountants          Changes in Accountants

       (j)               Directors and Executive         Management
                         Officers

       (k)               Executive Compensation          Management

       (l)               Security Ownership              Security Ownership of Certain Beneficial Owners and
                                                         Management



PROSPECTUS


                        ABC DISPENSING TECHNOLOGIES, INC.

                        10,518,250 Shares of Common Stock

The securities of ABC Dispensing Technologies, Inc. (the "Company"), to which this Prospectus relates (the "Securities"), include the following: 5,990,000 shares of the Company's common stock, $.01 par value per share ("Common Stock") issuable by the Company (the "Warrant Shares") upon exercise of certain common stock purchase warrants and options (collectively, the "Warrants"), 3,837,500 shares of Common Stock (the "Conversion Shares") issuable upon conversion of shares of the Company's issued and outstanding 9% Convertible Cumulative Redeemable Preferred Stock, Series A ("Preferred Stock") and 690,750 shares of Common Stock issuable in payment of dividends on the Preferred Stock (the "Dividend Shares").

The Securities being offered hereby by the Company are being offered to permit the issuance of registered stock upon the exercise of the Warrants, conversion of the Preferred Stock into Common Stock, and in payment of dividends on the Preferred Stock. See "Plan of Distribution."

Additionally, this Prospectus has been prepared for use, with the prior consent of the Company, by certain holders of the Warrants, who will acquire Warrant Shares upon exercise of Warrants and who may wish to sell such shares in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Act.

The Company's Common Stock is presently listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small Cap Market System under the symbol "ABCC." The average of the closing bid and asked price for the Common Stock as reported by NASDAQ on March 25, 1998 was $1.485.

Other than the proceeds equal to the exercise price of the Warrants exercised, the Company will receive no cash proceeds from the distribution of the Securities offered hereby.

This Prospectus also relates to such additional shares of Common Stock which may be issuable pursuant to the anti-dilution provisions of the Warrants and Preferred Stock, which shares are being registered pursuant to Rule 416 promulgated under the Act.


                  SEE "RISK FACTORS" FOR CERTAIN MATTERS TO BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THE PROSPECTUS IS APRIL 7, 1998

                                TABLE OF CONTENTS

Available Information.......................................................2
Risk Factors................................................................3
The Company.................................................................4
Use of Proceeds.............................................................4
Plan of Distribution........................................................5
Stock Price and Dividend Policy.............................................6
Selected Financial Data.....................................................7
Management's Discussion and Analysis of
         Financial Condition and Results of Operations......................9
Business...................................................................16
Change In Accountants......................................................20
Management.................................................................21
Security Ownership of Certain Beneficial
         Owners and Management.............................................24
Certain Transactions.......................................................25
Description of Capital Stock...............................................26
Legal Matters..............................................................29
Experts....................................................................29
Index to Financial Statements.............................................F-1




                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; and at the regional offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, in 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.

The Company has filed a Registration Statement on Form S-1 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act with the Commission, covering the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

                                  RISK FACTORS

The Securities offered hereby involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained herein, the following risk factors before purchasing any Securities offered hereby:

         1. HISTORY OF LOSSES; ADDITIONAL CAPITAL REQUIREMENTS. The Company has reported a net loss for each year of operation since its inception except for the fiscal year ended April 30, 1989, in which it reported net income of $154,000. For the nine months ended January 24, 1998, the Company reported a net loss of $1,033,000 on revenues of $4,511,000 as compared to a net loss of $1,650,000 on revenues of $2,565,000 for the comparable period in the previous fiscal year. The Company reported a net loss of $2,968,000 on revenues of $3,073,000 for the fiscal year ended April 26, 1997, as compared to a net loss of $1,324,000 on revenues of $5,312,000 for the fiscal year ended April 27, 1996 and a net loss of $2,681,000 on revenues of $3,359,000 for the fiscal year ended April 29, 1995. As a result, the Company requires capital resources to fund operating losses as well as research and development expenditures. It is anticipated that the expenditures associated with continued research and development will cause the Company to incur operating losses and cash flow deficiencies until such time, if any, as the Company generates sufficient additional revenues from operations. Accordingly, the Company will be required to seek alternative sources of working capital with funds from additional equity or debt financings or joint venture or other collaborative arrangements. No assurance can be given that any such additional funds will be available to the Company on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business will be materially adversely affected.

         2. UNCERTAINTY AS TO CONTINUATION AS A GOING CONCERN. The Company's history of operating losses and limited capital resources have caused the Company's independent auditors to include in their reports for the fiscal years ended April 26, 1997 and April 27, 1996 a paragraph expressing substantial doubt regarding the Company's ability to continue as a going concern.

         3. UNCERTAINTY OF MARKET ACCEPTANCE. The success of the Company's dispensing systems will depend heavily on the Company's ability to gain acceptance, both domestically and internationally, of leading companies in industrial, food service and other markets. Acceptance of the Company's technology by industry leaders will be determined in large part by the Company's ability to access such entities and to demonstrate the performance features and cost benefits of its dispensing products. The Company has had limited success to date in the paint industry and the beverage industry. No assurance can be given that the Company's dispensing technology will meet with general market acceptance.

         4. DEPENDENCE ON MAJOR CUSTOMER. During the first nine months of Fiscal 1998, one customer, The Home Depot, Inc., accounted for 90% of the Company's total revenues. During the fiscal years ended April 26, 1997 and April 27, 1996, one customer, Sherwin-Williams, accounted for 54% and 72%, respectively, of the Company's revenues. The Company currently has no orders from Sherwin-Williams and does not expect significant revenues from sales to Sherwin-Williams in the near future. While the effect of the loss of revenues from Sherwin-Williams has been somewhat mitigated by the revenues generated from Home Depot, a loss of revenues from Home Depot would have a material adverse effect on the Company's revenues and there can be no assurance that the Company would be able to replace the revenues from such loss.

         5. COMPETITION. The controlled measurement and dispensing equipment industry is highly competitive and dominated by several large companies with substantially greater financial resources and name recognition than the Company. Many of these companies have extensive experience, possess substantially greater financial, technological and personnel resources than the Company and, particularly in the food service industry, have received the approval and support of industry leaders commanding large market shares. No assurance can be given that the Company will be able to compete successfully in the controlled measurement and dispensing equipment industry.

         6. DIVIDEND POLICY. The Company has not paid dividends on its Common Stock since its inception and, by reason of its present financial condition and its projected financial needs, it does not contemplate paying dividends in the foreseeable future on the Company's Common Stock.

         7. SHARES ELIGIBLE FOR FUTURE SALE. Sales of the Company's Common Stock in the public market by current shareholders of the Company could adversely affect the market price of the Common Stock. Assuming the exercise of the Warrants, conversion of the Preferred Stock and payment of Preferred Stock dividends with Common Shares, 10,518,250 shares of Common Stock may be offered for sale in the public market. The Company has registered with the Commission an aggregate of approximately 600,000 shares of Common Stock in several registration statements filed by the Company for continuous or delayed sales. In addition, the Company has approximately an aggregate of 291,000 shares issued and outstanding which are "restricted" in accordance with Rule 144 of the Regulations promulgated under the Securities Act of 1933. The Company cannot predict the extent to which the market sales of the Common Stock or the availability of such Common Stock will have an adverse effect on the market price for such stock.

       8. NASDAQ LISTING. The Company is currently out of compliance with the NASDAQ'S capital and surplus requirement, as set forth in NASD Marketplace Rule 4310(c)(02) which became effective February 23, 1998. To meet the new minimum listing requirement, the Company must maintain net tangible assets of at least $2,000,000. As of February 28, 1998, the Company had $1,062,180 of net tangible assets. The Company has provided the NASDAQ with a written appeal, requesting additional time within which to comply with the minimum net tangible asset rule. The appeal is based on, among other things, the pending success of the Company's capital raising activites. The delisting has been stayed pending the appeal. There can be no assurance that the Company's appeal will be successful, or that if such appeal is granted, that the Company will in fact attain the requisite amount of net tangible assets. If the NASDAQ delists the Company's Common Stock, the market price thereof and the efficiency of the trading market therefor may be materially adversely affected.

                                   THE COMPANY

         The Company designs proprietary dispensing systems which dispense and blend liquids, powders and other ingredients to a uniform and high degree of accuracy. The Company also custom designs and manufactures its own proprietary dispensing equipment to meet the needs of its customers, using standard micro-processors. The Company's technology is protected by 33 useful patents and 5 patents pending. The Company's long-term objective is to be a worldwide source of dispensing technology possessing substantial marketing capabilities consisting of industry-specific marketing divisions.

         The Company offers a complete range of dispensing technology commercialization services. In addition to custom design and manufacturing, the Company also provides training, installation and product service. Dispensing is an integral part of a large number of manufacturing processes. In many industries, dispensing is a mechanical function and one of the few operations that remains largely untouched by advanced technology.

         To date, the Company has developed unique dispensing systems for the beverage, paint, chemical coatings, concrete and animal-husbandry industries. Virtually all of the Company's revenues to date have been derived from the sale of its computerized paint-tint dispensing system and its beverage dispensing systems.

         The Company has recently completed a thorough internal review of operations, marketing and strategic planning. As a result, the Company has refocused its resources and efforts on its paint dispensing and juice dispensing product lines. On April 18, 1997 the Company terminated its exclusive agreement (the "Sherwin-Williams Agreement") with The Sherwin-Williams Company ("Sherwin-Williams") pursuant to which agreement the Company sold its paint-dispensing systems exclusively to Sherwin-Williams. The termination of the Sherwin-Williams Agreement allowed the Company to pursue other customers in the paint industry. On February 12, 1997, the Company received a multi-million dollar order for 300 of its new, self-calibrating universal paint-tint dispensing systems from The Home Depot, Inc. ("Home Depot"). Delivery of the Company's systems to Home Depot commenced in May 1997 and is expected to be completed during the current fiscal year. The Company anticipates, though there can be no assurances, that Home Depot's order constitutes the initial phase of a system-wide roll-out to Home Depot's entire 500-plus store network, with one to three units of the Company's tinting system expected to be installed in each store.

         On June 25, 1997 the Company announced the formation of "Virtual Squeeze"(TM), a joint venture with Damon Industries Inc., a Nevada based juice manufacturer and distributor. Virtual Squeeze has targeted the $3 billion institutional juice market with a self-contained, refrigerated dispenser designed to use shelf stable, bag in the box concentrates. Current plans provide for the free installation and service of the dispensing equipment provided that only Virtual Squeeze(TM) products are used. The joint venture will generate revenues from on-going juice sales. The Company and Damon Industries will share in the resulting profits or losses equally. The Company believes the Virtual Squeeze(TM) equipment is the only known juice dispenser specifically designed to use shelf stable products.

         During fiscal 1997, the Company discontinued marketing efforts with respect to its Classic(TM) line of soft drink dispensers, due to narrow margins and resistance from major soft drink suppliers to support the equipment. The Company is exploring opportunities to capitalize on its Classic(TM) product line, including potential strategic partnerships, technology licenses and/or sale of the Classic(TM) product line.

         The Company is a corporation organized under the laws of Florida in 1980. In May 1996, the Company changed its name from American Business Computers Corporation to ABC Dispensing Technologies, Inc. The Company's principal executive offices are located at 451 Kennedy Road, Akron, Ohio 44305, and its telephone number is (330) 733-2841.


                                 USE OF PROCEEDS

         The Company will only receive proceeds from the exercise of the Warrants and the issuance of the Warrant Shares. The 5,990,000 Warrant Shares are being registered to provide the holders of the Warrants with freely tradeable Common Stock upon exercise. If all the Warrants are exercised, the Company will receive aggregate gross proceeds of approximately $9,327,000. No assurance can be given, however, that all or any portion of the Warrants will be exercised. If any of the Warrants are exercised, the Company intends to use the proceeds for general corporate purposes.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale of 5,990,000 shares of Common Stock by the Company upon the exercise of the Warrants, 690,750 shares of Common Stock issuable in payment of dividends on the Company's Preferred Stock and 3,837,500 shares of Common Stock by the Company upon conversion of shares of the Preferred Stock.

         The shares of Common Stock issuable upon exercise of the Warrants, in payment of dividends and upon conversion of the Preferred Stock will be issued and distributed by the Company pursuant to the terms and conditions of the Warrants and Preferred Stock. Such Common Stock is being registered pursuant to the Act and offered by the Company hereby to permit the issuance by the Company of registered stock upon the exercise of the Warrants in payment of dividends and upon conversion of the Preferred Stock in accordance with their respective terms. Additional shares of Common Stock may be issuable pursuant to the anti-dilution provisions of the Warrants and Preferred Stock, which shares are also being registered hereby pursuant to Rule 416 promulgated under the Act. If all of the Warrants registered hereby are exercised, the Company will receive aggregate cash proceeds of approximately $9,327,000. See "Use of Proceeds."

         From time to time, the Company may amend this Prospectus by Prospectus Supplements or post-effective amendments to the Registration Statement of which this Prospectus is a part, to offer Warrant Shares and Conversion Shares obtained by persons pursuant to the exercise of the Warrants or Conversion of Shares of Preferred Stock, which persons may, by virtue of their relationship to the Company, be deemed underwriters under the Act.

         The Warrants consist of fourteen different classes of securities described as follows:

         (1) common stock purchase warrants issued in a private placement during the summer of 1995 covering an aggregate of 257,500 shares of Common Stock with an exercise price of $2.00 per share and an expiration date of June 1, 1998;

         (2) common stock purchase options issued to officers of the Company in August 1995 covering an aggregate of 10,000 shares of Common Stock with an exercise price of $3.00 per share and an expiration date of April, 2000;

         (3) common stock purchase options issued as compensation to certain officers of the Company in May 1995 covering an aggregate of 20,000 shares of Common Stock with an exercise price of $3.375 per share and an expiration date of May, 2000.

         (4) common stock purchase warrants issued as part of the settlement of a litigation in September and November 1995 covering an aggregate of 700,000 shares of Common Stock with an exercise price of $3.50 per share and an expiration date of November, 2000;

         (5) common stock purchase options issued as compensation to a commissioned agent in December 1995 covering 30,000 shares of Common Stock with an exercise price of $2.25 per share and an expiration date of December, 2000;

         (6) common stock purchase warrants issued as compensation to an officer of the Company in July 1996 covering 300,000 shares of Common Stock with an exercise price of $1.375 per share and an expiration date of July 2006;

         (7) common stock purchase warrants issued as compensation to an officer of the Company in October 1996 covering 15,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of October, 2001;

         (8) common stock purchase warrants issued in September, 1996 as compensation for consulting services provided covering 10,000 shares of Common Stock with an exercise price of $3.50 per share and an expiration date of September, 2001 and 25,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of September, 2001;

         (9) common stock purchase warrants issued as compensation to directors of the Company in January and February 1997 covering 90,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of February, 2002;

         (10) common stock purchase warrants issued as compensation to an officer of the Company in March, 1997 covering 100,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of March, 2007;

         (11) common stock purchase warrants issued as incentive to 42 employees in May, 1997 covering 381,000 shares of Common Stock with an exercise price of $1.125 per share and an expiration date of May, 2002.

         (12) common stock purchase warrants issued as compensation to directors of the Company in October, 1997 covering 80,000 shares of Common Stock with an exercise price of $.844 per share and an expiration date of October, 2007.

         (13) common stock purchase warrants associated with Notes Payable issued by the Company covering 134,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date five years from their date of issuance.

         (14) common stock purchase warrants which are eligible for issuance upon conversion of the Company's Preferred Stock at a price of $1.25 per share and an expiration date five years from their date of issuance.

         The Preferred Stock issued in connection with a private placement in December 1996 and January and February 1997 consists of 307 shares of 9% Convertible Cumulative Redeemable Preferred Stock, Series A, each convertible into shares of Common Stock at a price of $1.00 per share and Common Stock Purchase Warrants to purchase an equal number of shares of Common Stock as received upon conversion, exercisable at a price of $1.25 per share. Each share of Preferred Stock is entitled to receive dividends semi-annually and may be redeemed by the Company at any time upon thirty (30) days' written notice.

         In order to comply with certain states' securities laws, if applicable, the Common Stock issuable upon exercise of the Warrants will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock issuable upon exercise of the Warrants may not be sold unless such Common Stock has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

TRANSFER AGENT

         The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         STOCK PRICE AND DIVIDEND POLICY

         The Company's Common Stock is traded on the Nasdaq Small Cap Market under the symbol "ABCC". The following table sets forth the high and low closing sale prices of the Company's Common Stock as reported on the Nasdaq Small Cap Market for the periods indicated.


FISCAL 1996                                       HIGH               LOW
                                                  ----               ---
First Quarter..................................  3 7/16             2 1/4
Second Quarter.................................  3 7/16            2 5/16
Third Quarter..................................  3 3/16             1 7/8
Fourth Quarter.................................   2 1/8            1 9/16

FISCAL 1997

First Quarter..................................   2 1/8            1 3/16
Second Quarter.................................  1 7/16             13/16
Third Quarter..................................  2 1/16             11/16
Fourth Quarter.................................   2 1/4             1 1/6

FISCAL 1998                                       HIGH               LOW
                                                  ----               ---
First Quarter..................................  1 3/16             27/32
Second Quarter................................   1 5/16             25/32
Third Quarter..................................   1 1/4             17/32
Fourth Quarter (Through March 25, 1998)........   1 5/8               7/8

         On March 25, 1998, the last sale price of the Common Stock reported on the Nasdaq Small Cap Market was $1.500 per share. At March 25, 1998, the approximate number of holders of record of the Common Stock was 1,080.

         The Company has never paid cash dividends on its capital stock and does not intend to pay cash dividends for the foreseeable future. The Company expects that earnings will be retained for the continued growth and development of the Company's business. Future dividends, if any, will depend upon the Company's earnings, financial condition, working capital requirements, compliance with covenants in agreements to which the Company is or may be subject, future prospects and other factors deemed relevant by the Company's Board of Directors.

                             SELECTED FINANCIAL DATA

         The selected financial data for each of the years ended April 30, 1994 and 1993 are derived from financial statements of the Company not included herein. The selected financial data for the two years in the period ended April 27, 1996 are derived from the financial statements of the Company, included elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing elsewhere herein. The selected financial data for the year ended April 26, 1997 are derived from the financial statements of the Company, included elsewhere herein, which have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing elsewhere herein. The selected financial data for the nine months ended January 24, 1998 and January 25, 1997 are derived from the financial statements of the Company, included elsewhere herein, and are unaudited. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.



                             NINE MONTHS ENDED                                           FOR THE FISCAL YEARS ENDED
------------------------------------------------------------------------------------------------------------------------------------
                          JAN. 24,       JAN. 25,       APRIL 26,        APRIL 27,       APRIL 29,      APRIL 30,       APRIL 30,
                          1998           1997           1997             1996            1995           1994            1993
                          -------        -------        --------         --------        --------       --------        ---------
REVENUES(a)               $4,511,000     $2,565,000     $3,073,000       $5,312,000      $3,359,000     $5,010,000      $2,329,000

NET LOSS                  $(1,033,000)   $(1,650,000)   ($2,968,000)     ($1,324,000)    ($2,681,000)   ($1,378,000)    ($3,359,000)

WEIGHTED AVERAGE          17,178,863     17,067,493     17,074,000       16,414,000      15,669,000     14,155,000      13,820,000
NUMBER  OF SHARES
OUTSTANDING

NET LOSS PER SHARE -      ($0.07)        $(0.10)        ($0.17)          ($0.08)         ($0.17)        ($0.10)         ($0.24)
BASIC AND DILUTED

TOTAL                     $3,562,000     $3,683,000     $3,350,000       $4,020,000      $3,719,000     $4,190,000      $4,102,000
ASSETS

LONG-TERM                 $  265,000     $  279,000       $283,000         $294,000        $278,000       $-0-            $-0-
OBLIGATIONS

STOCKHOLDERS'             $1,167,000     $2,433,000     $1,635,000       $1,085,000      $515,000       $2,194,000      $2,011,000
EQUITY


                                        7



                            NINE MONTHS ENDED                                          FOR THE FISCAL YEARS ENDED
-----------------------------------------------------------------------------------------------------------------------------------
                          JAN. 24,      JAN. 25,         APRIL 26,        APRIL 27,       APRIL 29,        APRIL 30,      APRIL 30,
                          1998          1997             1997             1996            1995             1994           1993
                          -------       -------          --------         --------        --------         --------       ---------
DIVIDENDS                 $-0-          $-0-             $-0-             $-0-            $-0-             $-0-            $-0-
DECLARED
PER SHARE OF
COMMON
STOCK

RESEARCH &                $924,000      $344,000         $629,000         $714,000        $606,000         $386,000        $391,000
DEVELOPMENT (a)


(a) Research & Development costs include costs subject to reimbursement under various agreements. The amounts earned under these agreements are included in revenues for the respective years.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


SIGNIFICANT ORDER

         On February 12, 1997, the Company announced that it received an initial multi-million dollar order for its new, self-calibrating, universal paint-tint dispensing system. The order was received from The Home Depot, Inc., North America's largest home improvement retailer. The order is for 300 units of ABC's new automatic tinting system, tradenamed "Royal Match." Commercial delivery commenced in May, 1997, and will be completed during fiscal year 1998. This is the initial phase of an anticipated roll out to The Home Depot's entire 500-plus store network in 34 states and three Canadian provinces, with one to three units of the tinting system expected to be installed per store. The unit has been designed to interface with The Home Depot's networked point-of-sale system.


RESULTS OF OPERATIONS

NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED
JANUARY 25, 1997

The Company's net loss the first three quarters of fiscal 1998 decreased $617,000, or 37.4%, to $1,033,000, from the $1,650,000 net loss for the corresponding period of the prior year. The net loss for the third quarter of fiscal 1998 decreased $22,000, or 8.3%, to $244,000, from the $266,000 net loss for the third quarter of the prior year.

While revenues have increased significantly (see below), losses have not decreased proportionately. This is due to $321,000 of costs being deferred into future periods in the third quarter of fiscal 1997. The deferred costs relate to the adaption of the ROYAL MATCH(TM) tint system to meet the specific needs of The Home Depot. Had the costs not been deferred, the net loss for the first three quarters of fiscal 1998 and fiscal 1997 would have been $863,000 and $1,971,000, respectively. The decrease in net loss for the first three quarters of fiscal 1998 would have been $1,108,000, or 56.2%, from the same period in the prior year. The net loss for the third quarter of fiscal 1997 would have been $587,000. The decrease in net loss for the third quarter of fiscal 1998 would have been $343,000, or 58.4%, from the net loss for the third quarter of fiscal 1997. The costs were amortized over a period of 11 months and were fully amortized as of October 25, 1997.

REVENUES


                                      Nine Months Ended                  Third Quarter Ended
                                    January 24,    January 25,         January 24,    January 25,
                                      1998           1997                1998           1997
                                   -----------    ------------         ----------     ----------
(in thousands)
Equipment sales                     $ 4,088        $ 2,028             $ 1,857         $ 216
Service revenues                        423            537                 138           211
                                     ------         ------              ------          ----
          TOTAL                     $ 4,511        $ 2,565             $ 1,995         $ 427
                                     ======         ======              ======          ====


Equipment sales for the first three quarters of fiscal 1998 increased $2,060,000, or 101.6%, over the first three quarters of fiscal 1997. The increase is due to $2,388,000 in increased sales of paint colorant dispensers which were partially offset by decreases of $241,000 in beverage equipment sales and $87,000 in industrial equipment sales and project development revenues. Equipment sales for the third quarter of fiscal 1998 increased $1,641,000, or 759.7%, over the third quarter of fiscal 1997. This increase is due to $1,792,000 in increased sales of paint colorant dispensers which were partially offset by decreases of $124,000 in beverage equipment sales and $27,000 in industrial equipment sales and project development revenues.

The increase in sales of paint colorant dispensers is due to the Company not having any orders for paint colorant dispensers from the middle of the second quarter to the end of the third quarter of fiscal 1997. The decrease in sales of beverage equipment is due to the company discontinuing its' Omnitron(tm) soft drink line of beverage dispensers in the second quarter of fiscal 1997. The decrease in sales of industrial equipment and project development revenues is a result of the company focusing on the paint and institutional juice markets. The Company's current strategy is to develop only products for which there is a known market need and customers who are committed to the product.

Service revenues for the first three quarters of fiscal 1998 were down $114,000, or 21.2% from the first three quarters of fiscal 1997. The decrease was due to a $191,000 decrease in sales of replacement parts which was partially offset by a $72,000 increase in service labor revenues. Service revenues for the third quarter of fiscal 1998 decreased $73,000, or 34.6% from the third quarter of fiscal 1997. The decrease was due to a $114,000 decrease in sales of replacement parts which was partially offset by a $41,000 increase in service labor revenues. Sales of replacement parts are down due to discontinuation of the TINT-A-COLOR(tm) paint colorant dispensers and the Omnitron(tm) soft drink dispensers. Service labor revenues have increased due to installation charges on sales of ROYAL MATCH(tm) paint colorant dispensers.

GROSS MARGINS

                                       Nine Months Ended              Third Quarter Ended
                                   January 24,    January 25,      January 24,    January 25,
                                    1998             1997             1998            1997
                                  -----------     ----------       -----------    -----------
Equipment                           34.3%          31.0%               31.4%          18.4%
                                   =======        =======              =====         =======

Service                             (5.2)%        (25.9)%               0.7%         (37.8%)
                                   =======        =======              =====         =======
Total                               30.6%          19.1%               30.0%          (0.9%)
                                   =======        =======              =====         =======

For the first three quarters of fiscal 1998, gross margin as a percentage of sales on equipment increased 3.3 points over the first three quarters of fiscal 1997. For the third quarter of fiscal 1998, gross margin as a percentage of sales on equipment increased 13 points over the third quarter of fiscal 1997. The increases resulted from changes in product mix caused by the cessation of shipments to Sherwin-Williams in the second quarter of FY 1997 and the Company's withdrawal from the soft drink market.

For the first three quarters of fiscal 1998, gross margin as a percentage of service revenues increased 20.7 points over the first three quarters of fiscal 1997. For the third quarter of fiscal 1998, gross margin as a percentage of service revenues increased 38.5 points over the third quarter of fiscal 1997. These increases are primarily due to increased equipment installation revenues and a decline in low (or negative) margin service on soft drink equipment resulting from the discontinuation of the Omnitron (tm) soft drink dispensers. Additionally, in fiscal 1997, the Company had negotiated with Sherwin-Williams to retrofit existing paint colorant dispensers at a price equal to the Company's cost.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses decreased $217,000, or 16.9%, to $1,064,000 in the first three quarters of fiscal 1998, down from $1,281,000 for the same period of the prior year. Severance expense of $221,000 which was incurred in the first three quarters of fiscal 1997 and a decreases in payroll expense and travel expense of $201,000 and $26,000, respectively, during the first three quarters of fiscal 1998 are primarily responsible for the decrease. These decreases were partially offset by an increase in amortization of deferred charges of $152,000 and increased legal and professional fees of $79,000 in the first three quarters of fiscal 1998. The increase in legal and professional fees relates to raising capital, corporate governance and shareholder communications.

For the third quarter of fiscal 1998, general and administrative expenses increased $63,000, or 23.5%, to $331,000, up from $268,000 for the third quarter of fiscal 1997. The increase is attributable to $77,000 of increased amortization expense related to deferred charges. This increase was partially offset by individually immaterial decreases in various expenses aggregating $14,000.
                                       10

SELLING AND MARKETING EXPENSES

For the first three quarters of fiscal 1998, selling and marketing expenses decreased $133,000, or 28.3%, to $337,000, down from $470,000 for the first three quarters of fiscal 1997. The decrease was primarily due to sales and marketing personnel performing more research and development, and administrative activities in the first three quarters of fiscal 1998 than in same period of the prior year. The allocation of sales and merchandising payroll expense to research and development and general and administrative expense was responsible for $103,000 of the decrease. The decreased selling and marketing activity also resulted in a decrease of $30,000 in travel expense during the first three quarters of fiscal 1998, as compared to the same period of the prior year.

Selling and marketing expense decreased $50,000, or 30.3%, to $115,000 in the third quarter of fiscal 1998, down from $165,000 for the same period of the prior year. A decrease in marketing activity led to decreased payroll expense of $20,000 and decreased travel expense of $30,000 in the third quarter of fiscal 1998, as compared to the same period of the prior year.

RESEARCH AND DEVELOPMENT EXPENSES

For the first three quarters of fiscal 1998 research and development expenses increased $580,000, or 168.8%, to $924,000, up from $344,000 for the first three quarters of fiscal 1997. For the third quarter of fiscal 1998, research and development expenses increased $365,000, or 776.6%, to $318,000, up from a negative $47,000 in fiscal 1997. The increase in research and development expenses is due to continued development of, and enhancements to, the ROYAL MATCH(TM) paint colorant dispenser, the CHECK MATE(TM) software which controls the ROYAL MATCH(TM), and the VIRTUAL SQUEEZE(TM) juice dispenser.

OTHER INCOME AND EXPENSE

For the first three quarters of fiscal 1998, interest expense increased $25,000, or 33.8%, to $99,000, up from $74,000 for the first three quarters of fiscal 1997. For the third quarter of fiscal 1998, interest expense increased $31,000, or 258.3%, up from $12,000 for the third quarter of fiscal 1997. The increases are due to higher debt balances in fiscal 1998.

Other income increased $19,000, or 118.8%, to $35,000 in the first three quarters of fiscal 1998, up from $16,000 for the first three quarters of fiscal 1997. The increase is attributable to reversing an estimated liability and related expense of $58,000. The underlying matter was ultimately settled without cost to the Company. This increase credited to other income was partially offset by the write-off of patents-pending of $39,000. For the third quarter of fiscal 1998, other expense was $30,000, a decrease of $43,000, or (330.8)% from the $13,000 other income for fiscal 1997. The decrease was primarily due to the write-off of patents-pending of $39,000.

FISCAL 1997 COMPARED TO FISCAL 1996

The net loss for FY 1997 was $2,968,000, an increase of $1,644,000, or 124% over the net loss of $1,324,000 for FY 1996. The Company's consolidated results of operations for the two years are summarized below:

Revenues                                 FY 1997             FY 1996
--------                                 -------             -------

Equipment sales                       $ 2,427,000         $ 4,258,000
Service revenues                          646,000             799,000
Royalties                                       -             255,000
                                       ----------          ----------

     TOTAL                            $ 3,073,000         $ 5,312,000
                                       ==========          ==========


Equipment sales for FY 1997 were $2,427,000, a decrease of $1,831,000, or 43%, from FY 1996 equipment sales of $4,258,000. The decrease was primarily due to a $1,504,000 decline in sales of paint colorant dispensers to The Sherwin-Williams Company. The production and shipment of equipment to fill the Sherwin-Williams order was completed during the second quarter of FY 1997 and no additional orders for equipment were received from Sherwin-Williams. Sales of beverage equipment decreased $227,000 due to the Company's withdrawal from the soft drink market in FY 1997. Additionally, project development revenues decreased in FY 1997 are responsible for the remaining $100,000 decrease. The Company's new strategy to develop only products for which there is a known market need led to the decrease in project development revenues.

Service revenues for FY 1997 were $646,000, a decrease of $153,000, or 19.1%, from FY 1996 service revenues of $799,000. The decrease was due to decreased installation revenue from Sherwin-Williams as their order was completed in the second quarter of FY 1997, and decreased service revenue on soft drink equipment as the Company withdrew from the soft drink market in FY 1997.

Royalty revenues for FY 1997 decreased $255,000, or 100%, from FY 1996. The absence of royalty revenues in FY 1997 was due to the termination of the Company's relationship with Sherwin-Williams.


Gross Margins                            FY 1997            FY 1996
-------------                            -------            -------

Equipment                                  29.9%              30.8%
                                           ====               ====
Service                                   (41.1)%            (20.7)%
                                           ====               ====
Total                                      15.0%              23.0%
                                           ====               ====

In FY 1997, gross margin as a percentage of sales on equipment decreased 0.9 points to 29.9%, down from 30.8% in FY 1996. The decrease was due to a change in product mix caused by the cessation of shipments to Sherwin-Williams in the second quarter of FY 1997 and the Company's withdrawal from the soft drink market.

Gross margin as a percentage of service revenue in FY 1997 decreased 20.4 points to a negative 41.1%, down from a negative 20.7% in FY 1996. The decrease was primarily due to the Company terminating its relationship with Sherwin-Williams and the Company's withdrawal from the soft drink market. Service expenses did not decrease with the decline in revenues. Additionally, the Company had negotiated with Sherwin-Williams to retrofit existing paint colorant dispensers at a price equal to the Company's cost.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased $891,000, or 80.6%, to $1,997,000 in FY 1997, up from $1,106,000 in FY 1996. The increase was attributable to $509,000 in management reorganization and related payroll costs; a $191,000 increase in amortization of deferred charges during fiscal 1997; a $93,000 increase in bad debt expense; a $61,000 increase in payroll expense; and $37,000 of individually immaterial increases in various expenses. The management reorganization was completed in fiscal 1997.

SELLING AND MARKETING EXPENSES

Selling and marketing expenses increased $160,000 or 29.6%, to $700,000 in FY 1997, up from $540,000 in FY 1996. Selling & marketing expenses increased due to a larger sales force in the current year, and increased expenses related to product presentations at trade shows and to industry councils.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses decreased $85,000 or 11.9%, to $629,000 in FY 1997, down from $714,000 in FY 1996. The decrease was due to fewer product development projects in FY 1997 than in the prior year. Management's strategy is to only pursue development projects when there is a known market need for the product and there is a customer who has committed to purchase the product. Management believes that this strategy will increase the commercial viability of the project.

OTHER INCOME (EXPENSE)

Other income (net) decreased $210,000, or 62.9%, in FY 1997 to $124,000, from $334,000 in Fiscal 1996. The decrease was primarily attributable to the reversal of $95,000 of securities and contract litigation fees in FY 1997, versus a $366,000 reversal in FY 1996 (see note 13 to the financial statements). Additionally, investment income decreased $74,000 from the prior year as most of the Company's investments were liquidated. These decreases were offset by individually immaterial increases in other revenues. The funds received from liquidating investments were used for continuing operations.

The Company's operating results may fluctuate in the future as a result of a number of factors, including changes in pricing policies by the Company's suppliers, the market acceptance of new and enhanced versions of the Company's products, and general economic conditions.

FISCAL 1996 COMPARED TO FISCAL 1995

The net loss for FY 1996 was $1,324,000, down $1,357,000, or 50.6%, from the
$2,681,000 net loss for FY 1995. The Company's consolidated results of operations for the two years are summarized below:

Revenues                                     FY 1996           FY 1995
--------                                     -------           -------

Equipment sales                            $4,258,000        $2,525,000
Service revenues                              799,000           683,000
Royalties                                     255,000           151,000
                                           ----------        ----------
                                           $5,312,000        $3,359,000
                                           ==========        ==========

Equipment sales increased $1,733,000, or 68.6%, to $4,258,000 in FY 1996, up from $2,525,000 in FY 1995. The increase was due to $1,710,000 in increased sales of paint-tint dispensers to The Sherwin-Williams Company and an increase of $23,000 in project development revenues during FY 1996.

Service revenues for FY 1996 were $799,000, an increase of $116,000, or 17.0%, from FY 1995 service revenues of $683,000. The increase was due to service and installation for new equipment sales to Sherwin-Williams.

In FY 1996, royalty revenue increased $104,000, or 68.8%, to $255,000, up from $151,000 in FY 1995. Increased sales of paint-tint dispensers to The Sherwin-Williams Company caused the increase.

Gross Margins                            FY 1996            FY 1995
-------------                            -------            -------

Equipment                                 30.8%               27.2%
                                          ====                ====
Service                                  (20.7)%             (10.4)%
                                          ====                ====
Total                                     23.0%               19.6%
                                          ====                ====

In FY 1996, gross margin as a percentage of sales on equipment increased 3.6 points to 30.8%, up from 27.2% in FY 1995. The variance was caused by a $150,000 write-off of obsolete inventory in FY 1995 that exceeded the FY 1996 write-off by $92,000. The additional write-off in FY 1995 lowered the gross margin from 30.8% to 27.2%.

Gross margin as a percentage of service revenue in FY 1996 decreased 10.3 points to a negative 20.7%, down from a negative 10.4% in FY 1995. The decrease was due to increased travel and administrative expenses associated with installation and service of new equipment.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased $57,000, or 5.4%, to $1,106,000 in FY 1996, up from $1,049,000 in FY 1995. The increase was due to increased payroll expense and supplemental legal counsel for public company matters.

SELLING AND MARKETING EXPENSES

Selling and marketing expenses increased $134,000, or 33%, to $540,000 in FY 1996, up from $406,000 in FY 1995. The increase was caused by additional international marketing efforts for both paint and beverage products.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased $108,000, or 17.8%, to 714,000 in FY 1996, up from $606,000 in FY 1995. The change resulted from increased new product development activity. Numerous dispensing applications were under development during FY 1996, including: the institutional juice dispenser, a chemical coatings dispenser, and a cement additives dispenser.

SECURITIES AND CONTRACT LITIGATION

The distribution of the Class Action settlement fund (see Note 13 to the Consolidated Financial Statements) and the final valuation of the Company's contributed common stock to the fund allowed the Company to lower the accrual for settlement costs and legal expenses by $366,000. The Company had originally accrued $1,000,000 in FY 1995 to record estimated remaining settlement costs and legal fees. The remaining accrual at April 27, 1996, was $95,000.

INTEREST EXPENSE

Interest expense was $134,000 in FY 1996, up $106,000, or 378.6%, from the FY 1995 interest expense of $28,000. The increase is due to a full year of interest on the building mortgage, an increased average balance on the line-of credit, and an increase of $500,000 in long-term debt during FY 1996.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash balance decreased to $287,000 as of January 24, 1998 from $445,000 as of April 26, 1997.

Operations during the first three quarters ended January 24, 1998 required cash of $1,183,000 which resulted from a net loss of $1,033,000, and net increases in operating assets and operating liabilities of $435,000, and $6,000, respectively, offset by depreciation and amortization of $291,000.

Consistent with prior years, the Company's primary source of liquidity has been private placements of equity and equity derivative instruments. From August 1, 1996, to October 30, 1996, the Company issued 132 shares of Series A Preferred Stock in exchange for the surrender of the Company's outstanding $25,000, 9% Convertible Subordinated Redeemable Notes Payable in the aggregate principal amount of $1,650,000. From August 1, 1996, through February 7, 1998, the Company issued 176 shares of Series A Preferred Stock in exchange for $12,500 cash per share, generating $2,063,000 cash (see footnote 8). Near term cash requirements will be obtained using this same Preferred Stock vehicle.

In August, 1997, to raise additional working capital, the Company began issuing short term promissory notes. The notes are sold in multiples of $12,500, or fractions thereof, and pay interest at the rate of 10%, with principal and interest paid at maturity. The initial maturity date is June 30, 1998, however, the Company may, at its sole option, extend the maturity date to December 31, 1998. At January 24, 1998, the Company has generated $335,000 in cash by issuing the notes.

In addition to private placements of equity and notes payable, management uses an accounts receivable-based credit line to meet short-term cash requirements (see note 5 to the financial statements). The credit line bears an interest rate of prime plus four points. As of March 12, 1998, the credit limit was set at $500,000 with an outstanding balance of $500,000.

If the above sources of cash do not become available or are not sufficient, the Company may be forced to curtail marketing and research & development activities which would adversely affect future operating results. Furthermore, if management is successful in raising additional funds, there is no guarantee that the Company will achieve profitable operations, or positive cash flow.

The current liquidity position of the Company and the inability of operations to generate positive cash flow raises doubt about the Company's ability to continue as a going concern (see Note 3 to the financial statements). Management recognizes these weaknesses and is taking aggressive steps to increase revenues through increased sales and marketing efforts.

1997 AUDIT

     Grant Thornton LLP has audited the consolidated balance sheet of the Company as of April 26, 1997, and the related consolidated statement of operations, cash flows and stockholders' equity for the year ended April 26, 1997. In its report of July 11, 1997, to the Board of Directors and to the Company it is stated that the financial statements have been prepared assuming that the Company will continue as a going concern. However, their report states that the "history of operating losses and limited capital resources raise substantial doubt" about the Company's ability to continue as a going concern (see Note 3 to the Consolidated Financial Statements). Management recognizes the need to increase sales and raise additional capital and has plans and programs intended to accomplish these goals.

IMPACT OF YEAR 2000

The year 2000 issue pertains to computer programs that were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize the year "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations.

During fiscal 1998, the Company has obtained software updates for its critical operational software to make the software "2000 compliant." The Company believes that with the updates to existing software, the Year 2000 Issue will not pose significant operational problems for its computer systems.

                                    BUSINESS

ORGANIZATION

     The Company is a corporation organized under the laws of Florida in 1980. In May, 1996, the Company changed its name from American Business Computers Corporation to ABC Dispensing Technologies, Inc.

CORE COMPETENCE

     ABC Dispensing Technology's (the "Company" or "ABC") core competence is its ability to creatively use existing technology to develop state-of-the-art dispensing systems. The Company's dispensing systems are designed to increase accuracy, efficiency, speed, flexibility and functionality. The Company's technology is transferable into many industries. The Company concentrates on developing solutions for specific, known applications. The Company has a unique approach to creating new, innovative solutions by combining first the principles of physics with state-of-the-art electronics. The Company designs its own computer controlled systems--both hardware and software.

     The core of the Company is talented people and 33 useful patents and 5 patents pending. The Company is a technology and marketing firm. However, two operational advantages the Company believes it has over other technically oriented firms are: (1) the ability to produce the systems the Company designs, and (2) the ability to offer field technical support (training, installation, and service).

NEW DIRECTIONS

         ABC, as a technology firm, has depended on industry partners to make the Company's equipment commercially successful. The risk in this approach is centered around possible different goals and objectives between ABC and its partners. As of July 15, 1996 the Company began thoroughly examining the markets in which it competes. This examination included inviting leaders in those markets to define their exact needs and problems. A complete understanding of its customers' needs will allow the Company to design more universally accepted machines from the Company's innovative concepts.

     Marketing, market demand, and the customer will drive ABC's research & development, design, and commercialization. Exclusivity has restricted the Company in the past. The Company's new mission focuses on driving an innovative dispensing solution through the broad market in a universally and commercially viable fashion.

     ABC will strive to take advantage of strategic alliances with other companies with whom it may have had long standing relationships. The Company believes joint ventures and co-production will grow the business and reduce expenses through economies of scale.

     In addition to broadening the marketing of ABC's equipment, the Company will concentrate on maximizing its patent portfolio. This portfolio is a library of useful technology. The Company will strive to sell and re-sell the various configurations of that technology as useful parts and components to the wide range of industries we serve now--and in the future.

     The Company's new mission embraces the concept of "milestone development." In other words, ABC will discontinue research & development on new products at its own expense, based on speculation of the possibility of a future order. Rather, it will work closely with those companies willing to pay ABC in stages as the Company works from proof of concept through field prototype to the ultimate, commercial version of the product. Generating revenues in stages as the Company proves its ability helps ensure the commercial order or alerts the Company early to the feasibility of the project. This method of research & development should help control expenses.

     As the Company rolls out new products, it will assist its customers and partners in making their organizations comfortable and confident in their use of ABC's equipment and products. ABC will strive to assist them in making these products commercially successful and will support their effort with regard to applications, maintenance, training, marketing, and sales.

     The Company is dedicated to selling dispensing technology at a profit--to a wide range of industries.

PRODUCTS

INDUSTRIAL

     During the past year, the Company has successfully developed a universal line of tint dispensers designed in a modular fashion that provides the flexibility to control from 9 to 18 different colorants. As a result, the Company believes it can now address the current needs of most of the world's major paint retailers. The Company recently obtained a purchase order from The Home Depot, North America's largest home improvement retailer. The multi-million dollar order is for 300 self-calibrating units, (Royal Match(TM)) that will be installed in new stores and used to upgrade dispensing capabilities in existing stores. Commercial shipments of this equipment began in May, 1997. System advantages include:

     1. Elimination of daily purging;

     2. Self-calibration to adjust for changes in tint rheology including temperature, density and viscosity;

     3. Limited moving parts to minimize maintenance requirements; and

     4. Self-cleaning dispensing of clear flush after each dispense cycle.

     For the nine months ended January 24, 1998, 90% of the Company's revenues were from sales of paint products to The Home Depot, Inc. During the fiscal year ended April 26, 1997 ("FY 1997"), all paint product sales were sales to The Sherwin-Williams Company, accounting for 54% of total Company revenues. Paint product sales to The Sherwin-Williams Company were 72% and 59% of total Company revenues in FY 1996 and FY 1995, respectively. The Company currently has no orders from The Sherwin-Williams Company, and does not expect significant revenues from sales to The Sherwin-Williams Company in the near future.

     Other Industrial dispensers that have been partially developed through field test, including Concrete Additives, Chemical Coatings and an Antibacterial dairy sprayer. These products are not being further developed until a customer order can be obtained. The Company will continue to obtain customer feedback on features, market size, and economics of these projects. However, the Company's new focus on product commercialization prevents any major development efforts on these products.

BEVERAGE

      The Company currently markets two types of beverage dispensers: juice and liquor.

     On June 25, 1997 the Company announced the creation of "Virtual Squeeze,"(TM) a 50-50 joint venture agreement with Damon Industries Inc., a Nevada based juice manufacturer and distributor. Virtual Squeeze has targeted the $3 billion institutional juice market with a self-contained, refrigerated dispenser designed to use shelf stable, bag in the box concentrates. Current plans provide for the free installation and service of the dispensing equipment provided that only "Virtual Squeeze" products are used. Revenues will be generated from on-going juice sales. The Company believes the equipment is the only known juice dispenser specifically designed to use shelf stable products. System advantages include:

     1.  High volume dispensing of chilled juices;

     2.  No refrigerated storage required;

     3. Preprogrammed, automated, mandatory sanitization routines;

     4.  Pre-set portion dispensing; and

     5. Automated flavor blending.

     The current marketing strategy has a three pronged approach: Direct sales efforts targeted at nursing home chains and buying groups, distributor recruitment of existing businesses currently servicing the health care industry, and marketing directly to food service distributors.

     During Fiscal 1997, ABC discontinued the ongoing marketing efforts of the Classic(TM) line of soft drink dispensers. This decision was made because of narrow margins and resistance from the major soft drink suppliers to support the equipment. The Company is continuing to look for opportunities to capitalize on its soft drink technology. Options currently being considered include, strategic partnerships, technology licenses, and outright sale.

     Sales of Classic(TM) products accounted for 0.3%, 12.2%, 10.8% and 11% of total Company revenues for the 9 months ended January 24, 1998, and in FY 1997, FY 1996 and FY 1995, respectively.

     The Company's UltraBar(TM) liquor dispensing system pours complex mixed drinks quickly with a touch of the customized touch-sensitive drink menu. Advantages are speed, accuracy, simplicity, full cash and inventory accountability, and reduction of theft, spillage, overpours, errors, and giveaways.

     Sales of UltraBar(TM) products accounted for 5.3%, 10.1%, 7.5% and 13% of total Company revenues for the 9 months ended January 24, 1998, and in FY 1997, FY 1996 and FY 1995, respectively.

NEW PRODUCT DEVELOPMENT

     ABC offers the ability to contract with new business partners to assist in the development of new dispensing systems. As mentioned previously in the "New Directions" section, ABC plans to develop new dispensers for emerging products which require our technology; however, ABC will perform this development work in phases with each phase intended to generate revenues.


SERVICES

SERVICE/TECHNICAL SUPPORT

     The Company is able to perform on-site service for the Company's installed base of equipment in the U.S. using its own service technicians who are located throughout the country. The Company has committed to increase the number of field service technicians to improve its response time and reduce the variable costs of providing service. Variable costs will be reduced by eliminating excessive travel and overtime expenses. The Company also contracts with third-party service organizations to assist in providing technical support to customers.

     ABC also utilizes its technical service organization to perform third party installation and service for other electronic equipment manufacturers. Service sales accounted for 9.4%, 21%, 15.1% and 22% of total Company revenues for the 9 months ended January 24, 1998, and in FY 1997, FY 1996 and FY 1995, respectively.

SALES BACKLOG

     As of March 1, 1998, the sales order backlog (unshipped product orders) was $312,000. As of April 26, 1997, the sales order backlog was $4.4 million. As of April 27, 1996, the sales order backlog was $1.6 million.

INTERNATIONAL SALES

     Revenues from international sales for the 9 months ended January 24, 1998, and for fiscal years 1997, 1996, and 1995 amounted to 1%, 1%, 1% and 3% of total revenues, respectively. Primary international sales efforts center on liquor equipment to Canada and Industrial Sales to South America and Europe.

COMPETITION

The Company is one of four manufacturers that sell automatic paint tint dispensers in the U.S. Of the other three manufacturers, one has an established presence in the U.S. market, and the other two are new to the U.S. market. The Company recently gained access to the entire U.S. market after being released from an exclusivity agreement with The Sherwin-Williams Company. ABC believes that the design and features of its' dispensing equipment, coupled with the ability to provide nationwide on-site technical support give the Company a competitive advantage in the market place.

The institutional juice market in which the Company competes through the creation of the Virtual Squeeze joint venture is highly competitive. Currently, 80-90% of the juice sold in this market is sold as frozen concentrate. The joint venture will compete by selling shelf-stable juice concentrates and providing the customer with a dispenser that will mix, chill and provide portion control dispensing of the juice. The dispenser also allows for mixing of juice flavors and requires automated sanitizing routines.

HUMAN RESOURCES

     As of March 1, 1998, the Company had 41 full-time employees, seven fewer than the same time last year. The Company has cash and stock option incentive plan programs for substantially all full-time employees. In fiscal year 1997, the Company has increased the employee option program to provide greater degrees of employee ownership and to help ensure a stable workforce. The employees are not represented by a union. Temporary workers are utilized in the production process. A highly qualified labor pool exists in the immediate geographic area should the Company need to expand its workforce.

PATENTS

     The Company has consistently sought patent protection for its proprietary technology and products. To date, 33 patents are held and an additional 5 are pending. Patent coverage of the Company's dispensing technology is broad. Research and development expenditures for the nine months ended January 24, 1998, and fiscal years 1997, 1996, and 1995 were $924,000, $629,000, $714,000 and $606,000, respectively.

ENTITIES AND FISCAL YEAR

     "ABC" is comprised of three legal entities: the parent (public entity)--ABC Dispensing Technologies, Inc., (a Florida corporation) (NASDAQ:ABCC), the operating subsidiary--ABC Dispensing Technologies, Inc. (an Ohio corporation), and a second subsidiary that holds the patents--ABC Tech Corp. (an Ohio corporation).

     "Fiscal Year 1998" ends April 25, 1998. The Company has adopted a fiscal year ending on the Saturday closest to April 30. Each quarter consists of 13 weeks.

     "Fiscal Year 1997" ended April 26, 1997.

PROPERTIES

     The Company owns a single floor building of approximately 18,400 square feet of office, laboratory, and production space located in Akron, Ohio. The property is encumbered by a mortgage in favor of an institutional lender. The principal balance of the mortgage was $259,000 as of January 24, 1998.

     The Company leases additional warehouse space from independent third parties on an as needed basis.

LEGAL PROCEEDINGS

The Company presently is not involved as a defendant in any material litigation.


                              CHANGE IN ACCOUNTANTS

     On March 20, 1997, the Company notified Ernst & Young LLP ("E&Y") that they were dismissed as the Company's independent auditor.

     The Company and E&Y had not, in connection with the audit of the Company's financial statements for each of the prior two years ended April 27, 1996 and April 29, 1995, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to E&Y's satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports.

     The reports of E&Y on the Company's financial statements for the years ended April 27, 1996 and April 29, 1995 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of E&Y on the Company's financial statements for the year ended April 27, 1996 included an explanatory paragraph relating to an uncertainty about the Company's ability to continue as a going concern.

     The decision to change accountants was approved by the Company's Board of Directors.

     On March 20, 1997, the Company appointed Grant Thornton LLP its independent accountants and Grant Thornton LLP accepted such appointment.

     The Company had no prior relationship with Grant Thornton LLP.

                                   MANAGEMENT


     The executive officers and Directors of the Company are as follows:


NAME                                    AGE               POSITION
----                                    ---               --------
Charles M. Stimac, Jr.                  46                President, Chief Executive Officer, Chief Financial
                                                          Officer and Director

Herbert L. Luxenburg                    62                Director

C. Rand Michaels                        60                Director

Frank E. Vaughn                         68                Director

Norbert J. Lewandowski                  60                Director

William L. Shanklin                     57                Director

CHARLES M. STIMAC, JR. has been President, Chief Executive Officer and a Director of the Company since July 15, 1996. Mr. Stimac has more than twenty years experience in the investment banking industry. Prior to joining the Company, Mr. Stimac served as Vice President of Roney and Company, a member firm of the New York Stock Exchange through June 1996.

HERBERT L. LUXENBURG has been a Director of the Company since September 1988. Mr. Luxenburg has been a proprietor in the hospitality industry since 1965 and has served as President and Chief Executive Officer of the University Inn and Days Inn of Kent, Ohio from 1989 through the present.

C. RAND MICHAELS has been a Director of the Company since September 1986. Mr. Michaels is Vice Chairman of Lomak Petroleum, Inc., a public corporation engaged in exploration for, and in the development and production of, crude oil and natural gas. Mr. Michaels has held executive positions with Lomak since 1976. Mr. Michaels also has served as a Director of Lynx Exploration, Inc., an oil and gas exploration company from 1994 through the present and as a Director of North Coast Energy, Inc. from 1996 through the present.

FRANK E. VAUGHN was appointed Director of the Company on October 13, 1997 to fill a vacant seat on the board and serve until the next election by the shareholders at the 1998 annual meeting. Mr. Vaughn was formerly President of the Hoover Companies and Executive Vice President of the Maytag Corporation. Mr. Vaughn is currently an Adjunct Professor and visiting lecturer at Kent State University.

NORBERT J. LEWANDOWSKI was appointed Director of the Company on December 15, 1997 to fill a vacant seat on the board and serve until the next election by the shareholders at the 1998 Annual Meeting. Mr. Lewandowski currently serves on the Board of Trustees at Kent State University. Mr. Lewandowski is a CPA and until 1992 he headed a large regional accounting firm that he founded. Mr. Lewandowski currently serves as a consultant to many local companies.

WILLIAM L. SHANKLIN was appointed Director of the Company on December 15, 1997 to fill a vacant seat on the board and serve until the next election by the shareholders at the 1998 Annual Meeting. Mr. Shanklin has been a Professor of Marketing and Entrepreneurship at Kent State University from 1977 to the present. Mr. Shanklin has served as consultant and advisor to the President/CEO of the Company for the past 16 months. Mr. Shanklin is an author and has been a consultant to numerous companies, ranging from Fortune 500 firms to small businesses.

BOARD MEETINGS

     For the nine months ended January 24, 1998, the Board of Directors held three Meetings. The Company's Board of Directors held three meetings during the fiscal year ended April 26, 1997. All Directors attended all the Board meetings.

DIRECTORS' COMPENSATION

     On September 22, 1996, Herbert L. Luxenburg and C. Rand Michaels were each granted 20,000 options to purchase shares of the Company's common stock at $1.25 per share. On January 2, 1997, Mr. Luxenburg and Mr. Michaels were each granted 20,000 warrants to purchase shares of the Company's common stock at $1.25 per share. On October 10, 1997, Mr. Luxenburg and Mr. Michaels were each granted 20,000 warrants to purchase shares of the Company's common stock at $0.844 per share and Mr. Vaughn was granted 20,000 warrants to purchase shares of the Company's common stock at $0.844 per share. These options and warrants were granted to the Directors to compensate them for their services as Directors. On October 10, 1997 Mr. Vaughn was granted 20,000 warrants to purchase shares of the Company's common stock at $0.844 per share for accepting a position on the Board of Directors. On January 29, 1998, Mr. Lewandowski and Mr. Shanklin were each granted 20,000 warrants for accepting positions on the Board of Directors and 20,000 warrants as compensation for their services as Directors for fiscal 1998. Each warrant allows the Director to purchase one share of the Company's common stock at a price $1.125 per share. On October 10, 1997 Mr. Vaughn was granted 20,000 warrants to purchase shares of the Company's common stock at $0.844 per share for accepting a position on the Board of Directors. On January 29, 1998, Mr. Lewandowski and Mr. Shanklin were each granted 20,000 warrants for accepting positions on the Board of Directors and 20,000 warrants as compensation for their services as Directors for fiscal 1998. Each warrant allows the Director to purchase one share of the Company's common stock at a price $1.125 per share.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the fiscal years ended April 26, 1997, April 27, 1996 and April 29, 1995 of the compensation of the Company's Chief Executive Officer.

                                                                                                      Long Term
                                                                                                     Compensation
                                                  Annual Compensation                                    Awards
                                                  -------------------                               --------------
     Name and Principal       Fiscal                                   Other Annual        Options      All Other
          Position            Year         Salary        Bonus         Compensation        (# of      Compensation
                                                                           ($) (1)         shares)          ($)
     ------------------       ------       ------        -----         ------------        --------   ------------
Charles M. Stimac, Jr.        1997         $108,333         -0-            -0-              -0-             $670(2)
President and Chief
Executive Officer

Robert A. Cutting,            1996         $122,000         -0-            -0-              -0-             $490
Former President and          1995         $115,000         -0-            -0-              -0-             $490(3)
Chief Executive Officer

(1) Perquisites of the fiscal year ended April 26, 1997 did not exceed 10% of Mr. Stimac's and Mr. Cutting's respective salaries combined.
(2) These amounts represent the Company's matching contributions for Mr. Stimac's account in the Company's 401-(K) retirement plan.
(3)  Mr. Cutting's employment with the Company terminated effective July 14,
     1996.

               OPTION GRANTS DURING THE YEAR ENDED APRIL 26, 1997

     The Company did not grant any options to purchase shares of Common Stock to the named executive officers during the fiscal year ended April 26, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


              As of March 1, 1998, there were no persons known by the Company to beneficially own more than five percent (5%) of any class of the Company's securities. The following table sets forth certain information as of March 1, 1998, except as noted, regarding the Common Stock held by Directors and the Chief Executive Officer of the Company, including each nominee for election as a Director and all directors and executive officers as a group:




                                                          Number of Shares of Common             Percent of
Name and Beneficial Owner                                  Stock Beneficially Owned                 Class
-------------------------                                 --------------------------             ----------
Charles M. Stimac, Jr., President,                              378,881(1)                          2.18%
   Chief Executive Officer and Director

Herbert L. Luxenburg, Director                                  275,826(2)                          1.58%

C. Rand Michaels, Director                                      263,300(3)                          1.51%

Frank E. Vaughn                                                 140,000(4)                              *

William L. Shanklin                                             301,170(5)                          1.73%

Norbert J. Lewandowski                                           40,000(6)                              *

Directors (including nominees) and                            1,399,177                             8.06%
  Officers as a Group (4 Persons)

-------------
* The percentage of shares beneficially owned by this director does not exceed one percent of the class so owned.


     (1) Includes 153,881 shares of Common Stock and warrants to purchase 225,000 shares of Common Stock, which warrants are exercisable within 60 days.

     (2) Herbert L. Luxenburg owns stock options rights to purchase 75,000 shares of Common Stock under the Company's 1990 Non-Qualified Stock Option Plan. Under the Company's 1995 Stock Option Plan, Mr. Luxenburg holds options to purchase 25,826 shares of Common Stock and warrants to purchase 100,000 shares of Common Stock. All of such options and warrants are exercisable within 60 days. Mr. Luxenburg also owns 75,000 shares of Common Stock.

     (3) C. Rand Michaels owns stock options rights to purchase 75,000 shares of Common Stock under the Company's 1990 Non-Qualified Stock Option Plan. Under the Company's 1995 Stock Option Plan,
              Mr. Luxenburg holds options to purchase 25,826 shares of Common Stock and warrants to purchase 60,000 shares of Common Stock. Mr. Michaels is the owner of 2 shares of the Company's 9% Cumulative Convertible Preferred Stock and the beneficial owner of an additional two shares. The Preferred shares are convertible into 12,500 shares of the Company's Common Stock at any time after March 1, 1997. Upon conversion of the Preferred shares, Mr. Michaels will receive warrants to purchase Common Stock equal to the number of common shares obtained upon conversion. All of such options and warrants are exercisable within 60 days. Mr. Luxenburg also owns 1,319 shares of Common Stock and is the beneficial owner of 859 shares.

     (4) Frank E. Vaughn holds warrants to purchase 40,000 shares of Common Stock and owns 4 shares of the Company's 9% Cumulative Convertible Preferred Stock. The Preferred shares are convertible into 12,500 shares of the Company's Common Stock at any time after March 1, 1997. Upon conversion of the Preferred shares, Mr. Vaughn will receive warrants to purchase Common Stock equal to the number of common shares obtained upon conversion. All of such options and warrants are exercisable within 60 days.

     (5) William L. Shanklin holds warrants to purchase 75,000 shares of Common Stock and owns 4 shares of the Company's 9% Cumulative Convertible Preferred Stock (Preferred Stock). Mr. Shanklin will also acquire 5 shares of the Company's Preferred Stock on 1/15/98 pursuant to the terms of a consulting agreement dated 10/1/97. The Preferred shares are convertible into 12,500 shares of the Company's Common Stock at any time after March 1, 1997. Upon conversion of the Preferred Shares, Mr. Shanklin will receive warrants to purchase Common Stock equal to the number of common shares obtained upon conversion. All of such Preferred Shares and warrants are convertible or exercisable within 60 days. Mr. Shanklin also owns 1,170 shares of Common Stock.

     (6) Norbert J. Lewandowski holds warrants to purchase 40,000 shares of Common Stock. The warrants are exercisable within 60 days.


                              CERTAIN TRANSACTIONS

     On January 17, 1996, the Company obtained a $500,000 working capital asset-secured loan from the Mezzanine Financial Fund, L.P. ("Mezzanine"). Interest on the loan was due monthly at the rate of 18% per annum. The terms of the loan agreement provided for a $100,000 repayment of principal on each of the first and second anniversaries of the closing of the loan. The balance of $300,000 was due on the third anniversary. Mezzanine, at its option, could have converted the loan into 166,666 shares of common stock (including standard anti-dilution provisions). In consideration for providing the loan, Mezzanine received a five (5) year warrant (the "Warrant Fee") to acquire shares of common stock (at a price equal to the lower of seventy percent (70%) of the 30-day average trading price prior to closing of the loan, or $2.50 (the "Price")). The warrant exercise price was therefore determined to be $2.04 per share. The maximum number of shares subject to the warrant was determined to be 58,910 under a formula in the loan agreement. At Mezzanine's election, all or any part of the Warrant Fee could have been put to the Company upon repayment of the loan for payment in cash in the amount equal to 70% of such Warrant Fee, paid in equal monthly payments over the same number of months that the loan was outstanding. Additionally, Mezzanine received a closing fee equal to 2% of the amount of the loan and reimbursement for expenses associated with the making of the loan.

     On July 24, 1996, the Company distributed 125,000 shares of common stock to Mezzanine in satisfaction of $38,000 of interest charges from May through September 1996 due Mezzanine under the credit facility.

     On September 23, 1996, the Company fully repaid Mezzanine the $500,000. Prior to this date, the Company delivered 125,000 common shares to Mezzanine of which 30,000 shares were sold to pay past due interest. In addition, another 60,000 shares were sold by Mezzanine in September and October 1996, the proceeds, net of commission, used to pay off the remaining interest of approximately $10,000 and agreed to an enhancement fee of approximately $23,000. On December 31, 1996, Mezzanine returned 35,000 shares of Common Stock to the Company.

     Herbert M. Pearlman, Chairman of the Board of Directors of the Company through February 5, 1997, is a director, officer and principal stockholder of the general partner of Mezzanine. Mr. Pearlman is also Chairman, chief executive officer and a principal stockholder of Helm Resources, Inc., a publicly traded company which holds an approximately 14% equity stake in Mezzanine.

     Pursuant to an arrangement with InterSystems, Inc., a company in which Mr. Pearlman is Chairman and in which Mr. Pearlman has a significant equity interest, the Company received certain shareholder relations services. The Company reimbursed InterSystems, Inc. by paying one-third of the salary and other expenses of the InterSystems, Inc. employee providing the services to the

Company. The Company did not make any payments to InterSystems, Inc. during fiscal 1997. The arrangement was terminated in February, 1997.

     Pursuant to an arrangement with Helm Resources, Inc., that was terminated in February 1997, the Company paid for 25% of the allocated overhead expenses associated with the office space maintained for Mr. Pearlman by Helm Resources, Inc. The Company did not make any payments to Helm Resources, Inc. during fiscal 1997.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue up to 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the date of this Prospectus, 17,362,862 shares of Common Stock and 316 shares of Preferred Stock are issued and outstanding. An additional 3,109,719 shares of Common Stock are issuable upon exercise of outstanding stock options and warrants to purchase Common Stock.

     The following description provides a summary of the material rights and limitations relating to ownership of the Company's capital stock. For a complete legal description of the Company's capital stock, reference should be made to the Company's Restated Certificate of Incorporation, as amended, and Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

     The Company's 9% Convertible Cumulative Redeemable Preferred Stock, Series A (each a "Preferred Share") is convertible into the Company's Common Stock at a price of $1.00 per share. Attached to each Preferred Share are redeemable Common Stock purchase warrants to purchase a number of shares of Common Stock, at a price of $1.25 per share, equal to the number of shares of Common Stock issued upon conversion of the Preferred Shares. The warrants are exercisable for a period of five years commencing on the date of the conversion of the Preferred Shares. The Preferred Shares may be redeemed by the Company, at its option, upon no more than sixty, nor fewer than thirty, written days notice to the holder. Each Preferred Share pays dividends semi-annually each February 1 and August 1, commencing on February 1, 1997. The Company may elect to make dividend payments in shares of Common Stock of the Company issued at 90% of the then market price of the Common Stock.

COMMON STOCK

     All outstanding shares of Common Stock are, and the shares to be issued in this Offering will be, fully paid and non-assessable. There are no preemptive, conversion, subscription, redemption or repurchase rights associated with the shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share owned of record on matters submitted to a vote of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights in the election of Directors. Upon liquidation of the Company, the holders of Common Stock are entitled to participate ratably in the assets available for distribution after satisfaction of all claims of the Company's creditors and preferred shareholders. The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors, in its discretion, may declare out of funds legally available therefor.

CERTAIN BYLAW PROVISIONS

     The Company's Bylaws provide that stockholders may act by written consent, without prior notice and without a vote, if a consent is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting of stockholders. The Bylaws may be amended by a majority vote of the stockholders or Board of Directors. The foregoing summary of material provisions is qualified in its entirety by reference to the Company's Bylaws, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER MATTERS

     A Florida corporation may not engage in a business transaction with any person acquiring 10% or more of the voting stock of such Florida corporation (an "interested shareholder") for a period of three years following the date of such acquisition, unless: (i) the corporation approved the business transaction; (ii) the corporation has not had more than 300 shareholders of record at any time during the proceeding three years; (iii) the interested stockholder has been a beneficial owner of 80% or more of the corporation's voting stock for at least five years prior to the transaction; (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (v) the corporation is an investment company registered under the Investment Company Act of 1940; (vi) in the business transaction, consideration shall be paid to the holders of each class or series of voting shares and all of the following conditions shall be met: (1) the aggregate amount of the cash and the fair market value as of the valuation date of consideration other than cash to be received per share by holders of each class or series of voting shares in such transaction are at least equal to the highest of the following: (a) if applicable, the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of such class or series acquired by it within the 2-year period immediately preceding the transaction date or in the transaction in which it became an interested shareholder, whichever is higher; (b) the fair market value per share of such class or series on the transaction date; (c) if applicable, the price per share equal to the fair market value per share of such class or series determined pursuant to subparagraph b., multiplied by the ratio of the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of such class or series acquired by it within the 2-year period immediately preceding the transaction date, to the fair market value per share of such class or series on the first day in such 2-year period on which the interested shareholder acquired any shares of such class or series; and (d) if applicable, the highest preferential amount, if any, per share to which the holders of such class or series are entitled in the event of any voluntary or involuntary dissolution of the corporation, (2) the consideration to be received by holders of outstanding shares shall be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series, and if the interested shareholder has paid for shares with varying forms of consideration, the form of the consideration shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the interested shareholder, (3) During such portion of the 3-year period preceding the transaction date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors: (a) there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation; (b) there shall have been: (I) no reduction in the annual rate of dividends paid on any class or series of voting shares, except as necessary to reflect any subdivision of the class or series; and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or similar transaction which has the effect of reducing the number of outstanding shares of the class or series; and (c) such interested shareholder shall not have become the beneficial owner of any additional voting shares except as part of the transaction which results in such interested shareholder becoming an interested shareholder, (4) during such portion of the 3-year period preceding the transaction date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, such interested shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such affiliated transaction or otherwise,
(5) except as otherwise approved by a majority of the disinterested directors, a proxy or information statement describing the affiliated transaction and complying with the requirements of the Exchange Act and the rules and regulations thereunder has been mailed to holders of voting shares of the corporation at least 25 days before the consummation of such affiliated transaction, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or such rules or regulations.

     The corporation may opt out of the effect of this statute by: (i) including a provision to such effect in the corporation's original certificate of incorporation, (ii) amendment to the corporation's bylaws made by the board of directors prior to January 1, 1989, or (iii) amendment of the corporation's certificate of incorporation or bylaws approved by holders of a majority of the shares entitled to vote, excluding the voting shares of the interested shareholder; provided that such amendment shall not take effect until 18 months after its adoption and shall not effect any business combinations with interested stockholders which are effected during such 18 months.

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

     The Company's Directors are each party to an Indemnification Agreement pursuant to which such Directors of the Company shall not be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders; provided, that such Director shall act in good faith and in a manner he reasonably believes to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, such Director has no reasonable cause to believe his conduct is unlawful.

TRANSFER AGENT

     American Stock Transfer & Trust Co. is the transfer agent and registrar for the Common Stock.

                                  LEGAL MATTERS

     Certain legal matters relating to the legality of the Securities offered hereby have been passed upon for the Company by St. John & Wayne, L.L.C., 70 East 55th Street, New York, New York 10022.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule of the Company included herein, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon for the fiscal year ended April 26, 1997 (which contains an explanatory paragraph with respect to a going concern uncertainty mentioned in Note 3 of the consolidated financial statements for the fiscal year ended April 26, 1997) included herein. Such consolidated financial statements and financial statement schedule are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of the Company as of April 27, 1996 and for the two years then ended included herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to a going concern uncertainty mentioned in Note 3 to the consolidated financial statements) appearing elsewhere herein. Such consolidated financial statements and financial statement schedule are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
                                      --------------------------------------------------------
REPORTS OF INDEPENDENT AUDITORS..................................................................................................F-2

FINANCIAL STATEMENTS

Consolidated Balance Sheets as of January 24, 1998 (unaudited), April 26, 1997 and April 27, 1996................................F-4

Consolidated Statement of Operations for the Nine Months Ended January 24, 1998
  and January 25, 1997, (unaudited) and the Years ended April 26, 1997, April 27, 1996 and April 29, 1995........................F-5

Consolidated Statement of Cash Flows for the nine months ended January 24, 1998 and
  January 25, 1997 (unaudited) and for Years ended April 26, 1997, April 27, 1996, and April 29, 1995............................F-6

Consolidated Statement of Stockholders' Equity for the nine months ended January 24, 1998
  (unaudited) and for Years ended April 26, 1997, and April 27, 1996, and April 29, 1995.........................................F-7

Notes to Consolidated Financial Statements.......................................................................................F-9

Supplementary Data:

Schedule II - Valuation & Qualifying Accounts...................................................................................F-18

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
ABC DISPENSING TECHNOLOGIES, INC.

We have audited the accompanying consolidated balance sheet of ABC Dispensing Technologies, Inc. (name changed from American Business Computers Corporation) as of April 26, 1997, and the related consolidated statement of operations, cash flows and stockholders' equity for the year then ended. Our audit also included the financial statement schedule listed in the index at Item 11.2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ABC Dispensing Technologies, Inc. at April 26, 1997, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 3, the Company's history of operating losses and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.



                                                      GRANT THORNTON LLP


Cleveland, Ohio
July 11, 1997

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
ABC Dispensing Technologies, Inc.

We have audited the accompanying consolidated balance sheet of ABC Dispensing Technologies, Inc. (name changed from American Business Computers Corporation) as of April 27, 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the two fiscal years in the period ended April 27, 1996. Our audits also included the financial statement schedule listed in the index at Item 11.2 for the two fiscal years in the period ended April
27, 1996. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ABC Dispensing Technologies, Inc. at April 27, 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the two fiscal years in the period ended April 27, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the two fiscal years in the period ended April 27, 1996, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements as of April 27, 1996, and for the two fiscal years in the period then ended, have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company's history of operating losses and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.



                                                       ERNST & YOUNG LLP


Akron, Ohio
August 8, 1996

                                               ABC DISPENSING TECHNOLOGIES, INC.
                                                  CONSOLIDATED BALANCE SHEETS


                                                                       January 24, 1998
Assets                                                                   Unaudited               April 26,1997     April 27, 1996
------                                                                 ----------------          -------------     --------------
Current Assets
         Cash and cash equivalents                                     $    287,000              $      445,000      $     488,000
         Accounts receivable, less allowance for doubtful
         accounts of $76,000, $191,000 and $136,000 at January 24,
         1998, April 26, 1997 and April 27, 1996, respectively            1,155,000                     327,000            764,000
         Inventories (Note 4)                                             1,084,000                   1,431,000          1,703,000
                                                                     --------------              --------------     --------------
                  Total current assets                                    2,526,000                   2,203,000          2,955,000

Property, plant, and equipment (Notes 5 and 12)                             663,000                     704,000            703,000
Other assets:
         Advances to Joint Venture (Note 15)                                123,000                          --                 --
         Discount on Notes Payable (Note 5)                                  59,000                          --                 --
         Intangible assets, less accumulated amortization of
           $614,000, $552,000 and $480,000 as of January 24, 1998,
           April 26, 1997 and April 27, 1996, respectively                   70,000                     102,000            169,000
         Patents pending and deferred charges                               121,000                     341,000            193,000
                                                                     --------------              --------------     --------------
                                                                            373,000                     443,000            362,000
                                                                     --------------              --------------     --------------
Total Assets                                                           $  3,562,000              $    3,350,000       $  4,020,000
                                                                     ==============              ==============       ============
Liabilities And Stockholders' Equity
------------------------------------

Current Liabilities
         Accounts payable                                              $    938,000                $    877,000       $    875,000
         Line of credit (Note 5)                                            373,000                       2,000            292,000
         Note payable to related party (Note 5)                                   -                           -            500,000
         Current portion of long-term debt                                  369,000                      36,000             25,000
         Accrued liabilities:
                  Legal fees and settlement costs (Note 14)                       -                           -            148,000
                  Employee compensation and benefits                         82,000                     224,000            218,000
                  Warranty reserve                                          170,000                      88,000            197,000
                  Other                                                     198,000                     205,000            386,000
                                                                     --------------              --------------     --------------
                           Total current liabilities                      2,130,000                   1,432,000          2,641,000

Long-term debt (Note 5)                                                     265,000                     283,000            294,000

Stockholders' equity:
         Preferred Stock, 9% cumulative; authorized 320 shares,
         308 and 271 shares issued and outstanding at January 24,
         1998 and April 26, 1997, respectively (Note 8)                   3,850,000                   3,388,000                  -
         Common Stock, $.01 par value; authorized 50,000,000
         shares; 17,355,347; 17,114,279 and 16,984,160 shares as
         of January 24, 1998, April 26, 1997 and April 27, 1996,
         respectively                                                       174,000                     171,000            170,000
         Additional paid-in capital ($36,785 restricted for cost of
         treasury shares held at April 26, 1997)                         19,291,000                  19,014,000         18,942,000
         Retained earnings (deficit)                                    (22,102,000)                (20,850,000)       (17,882,000)
                                                                     --------------              --------------     --------------
                                                                          1,213,000                   1,723,000          1,230,000
         Less notes receivable - stockholders                               (46,000)                    (51,000)          (146,000)
         Less cost of treasury stock, 35,000 shares                               -                     (37,000)                 -
                                                                     --------------              --------------     --------------
            Total Stockholders' Equity                                    1,167,000                   1,635,000          1,085,000
                                                                     --------------              --------------     --------------
Total Liabilities and Stockholders' Equity                             $  3,562,000              $    3,350,000     $    4,020,000
                                                                     ==============              ==============       ============

                             See accompanying notes.




                                                  ABC DISPENSING TECHNOLOGIES, INC.
                                                CONSOLIDATED STATEMENT OF OPERATIONS


                                                      Nine Months Ended                              Years Ended
                                                ----------------------------    ---------------------------------------
                                                Jan. 24, 1998  Jan. 25, 1997    April 26,      April 27,      April 29,
                                                        (Unaudited)              1997           1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Revenues:
         Products and services                  $ 4,511,000   $ 2,565,000    $ 3,073,000    $ 5,057,000    $ 3,208,000
         Royalties                                       --            --             --        255,000        151,000
                                                -----------   -----------    -----------    -----------    -----------
                                                  4,511,000     2,565,000      3,073,000      5,312,000      3,359,000

Cost and expenses:
         Products and services                    3,165,000     2,076,000      2,839,000      4,610,000      3,053,000
         General and administrative               1,064,000     1,281,000      1,997,000      1,106,000      1,049,000
         Selling and marketing                      337,000       470,000        700,000        540,000        406,000
         Research and development                   924,000       344,000        629,000        714,000        606,000
                                                -----------   -----------    -----------    -----------    -----------
                                                  5,490,000     4,171,000      6,165,000      6,970,000      5,114,000
                                                -----------   -----------    -----------    -----------    -----------

Loss from operations                              (979,000)    (1,606,000)    (3,092,000)    (1,658,000)    (1,755,000)

Other income (expense)
         Securities and contract litigation
           fees and settlement (Note 14)                --             --         95,000        366,000     (1,000,000)
         Investment income                          10,000         14,000          4,000         78,000         77,000
         Interest expense                          (99,000)       (74,000)      (138,000)      (134,000)       (28,000)
         Other, net                                 35,000         16,000        163,000         24,000         25,000
                                                -----------   -----------    -----------    -----------    -----------
                                                   (54,000)       (44,000)       124,000        334,000       (926,000)
                                                -----------   -----------    -----------    -----------    -----------

Net loss                                       $(1,033,000)   $(1,650,000)   $(2,968,000)   $(1,324,000)   $(2,681,000)
                                                ==========   ============   ============   ============   ============

Net loss per share - Basic and Diluted         $     (0.07)   $     (0.10)   $     (0.18)   $     (0.08)   $     (0.17)
                                                ==========   ============   ============   ============   ============

                             See accompanying notes.

                                                 ABC DISPENSING TECHNOLOGIES, INC.
                                                CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              Nine Months Ended                            Years Ended
                                                     ----------------------------------    -----------------------------------------
                                                     Jan. 24, 1998     Jan. 25, 1997        April 26,         April 27,   April 29,
                                                                 (Unaudited)                  1997              1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net loss                                          $  (1,033,000)   $  (1,650,000)   $  (2,968,000)   $  (1,324,000)   $  (2,681,000)
   Adjustments to reconcile net loss
   to net cash used in operating activities:
   Deprecation and amortization                         291,000          124,000          313,000          110,000           99,000
   Loss on disposal of assets                                --               --               --               --            6,000
   Value of common stock issued to settle
   litigation                                                --               --               --               --          450,000
Treasury stock issued as compensation for legal
 services                                                37,000               --               --               --               --

   Changes in operating assets and liabilities:
   Receivables                                         (828,000)         437,000          437,000         (398,000)         220,000
   Inventories                                          347,000          648,000          272,000         (484,000)         129,000
   Other assets                                          46,000         (291,000)        (307,000)        (283,000)         (13,000)
      Accounts payable                                   61,000         (475,000)           2,000          421,000          149,000
      Accrued liabilities                               (82,000)        (289,000)        (428,000)        (869,000)         163,000
      Deferred income                                    15,000          (29,000)          (5,000)          13,000          (32,000)
                                                  -------------    -------------    -------------    -------------    -------------
   Total adjustments                                   (113,000)         125,000          284,000       (1,490,000)       1,171,000
                                                  -------------    -------------    -------------    -------------    -------------

Net cash used in operating activities                (1,146,000)      (1,525,000)      (2,684,000)      (2,814,000)      (1,510,000)

INVESTING ACTIVITIES:

   Purchases of property, plant, and equipment          (46,000)         (34,000)         (69,000)         (16,000)        (671,000)
   Additions to patent                                  (30,000)          (5,000)          (4,000)              --          (11,000)
   Advances to Joint Venture                           (123,000)              --               --               --               --
   Investment in Joint Venture                               --               --          (14,000)              --               --
                                                  -------------    -------------    -------------    -------------    --------------

Net cash used in investing activities                  (107,000)         (29,000)         (87,000)         (16,000)        (682,000)

FINANCING ACTIVITIES:

   Proceeds from (Payments on)
        Line of Credit - Net                            371,000         (292,000)              --               --               --
   Increase in deferred charges                         (59,000)              --               --               --               --
   Proceeds from private placements from
      Preferred Stock                                   462,000        2,836,000        3,388,000          926,000          979,000
   Proceeds from private placement of
     notes payable                                      335,000               --           29,000        1,267,000          490,000
   Private placement costs                                   --               --          (73,000)              --               --
   Proceeds from issuance of common stock                    --           69,000          140,000               --               --
   Repayment of notes payable and loan costs            (29,000)        (592,000)        (820,000)        (684,000)         (12,000)
   Proceeds from collection of  stockholders
      receivable                                          5,000           94,000           95,000               --               --
   Proceeds from stock issued for exercise of
      stock options and warrants                             --               --            6,000          500,000           23,000
   Purchase of treasury shares                               --               --          (37,000)              --               --
   Other                                                 10,000           (9,000)              --               --               --
                                                  -------------    -------------    -------------    -------------    -------------
Net cash provided by financing activities             1,095,000       2, 106,000        2,728,000        2,009,000        1,480,000
                                                  -------------    -------------    -------------    -------------    -------------
Net increase (decrease) in cash and cash
  equivalents                                          (158,000)         552,000          (43,000)        (821,000)        (712,000)
Cash and cash equivalents at beginning of year          445,000          488,000          488,000        1,309,000        2,021,000
                                                  -------------    -------------    -------------    -------------    -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                287,000    $   1,040,000    $     445,000    $     488,000    $   1,309,000
                                                  =============    =============    =============    =============    =============

                                               See accompanying notes.
                                       F-6



                                                  ABC DISPENSING TECHNOLOGIES, INC.
                                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                  Years Ended April 26, 1997, April 27,
                                                        1996, and April 29, 1995
                                         and Nine Months Ended January 24, 1998 (unaudited)


                                                         Number
                            Number of                     of
                            Shares of                  Shares of                Additional     Retained         Notes
                             Common          Common     Preferred   Preferred    Paid-in       Earnings       Receivable   Treasury
                              Stock          Stock       Stock       Stock       Capital     (Deficiency)    Stockholders    Stock
                            ---------        ------     ---------  ---------   -----------   -------------   ------------  --------
Balance at May 1, 1994      14,981,039      $150,000        -           -      $15,921,000   $(13,877,000)                      -
   Private placements        1,000,000        10,000                             1,126,000                    $(164,000)
   Exercise of stock
   options                      15,077                                              23,000
   Collection on notes
   receivable-stockholders                                                                                        7,000
   Net Loss                                                                                    (2,681,000)
                            ----------      --------    ---------  ---------   -----------   -------------    -----------  --------
Balance at April 29, 1995   15,996,116      $160,000        -           -      $17,070,000   $(16,558,000)     $(157,000)       -
   Private placements          569,667         6,000                               909,000
   Stock issued to settle
   litigation                  150,000         1,000                               466,000
   Exercise of warrants        214,000         2,000                               426,000
   Exercise of stock
   options                      54,377         1,000                                71,000
   Collection on notes
   receivable-stockholders                                                                                         11,000
   Net Loss                                                                                    (1,324,000)
                            ----------      --------    ---------  ---------   -----------   -------------    -----------  --------
Balance at April 27, 1996   16,984,160      $170,000        -           -      $18,942,000   $(17,882,000)      ($146,000)      -
   Preferred Stock private
   placement (Note 9)                                      271      $3,388,000
   Private placement costs                                                         (73,000)
   Issuance of Stock to
   Mezzanine Financial
   Fund, L.P. (Note 5)         125,000         1,000                               139,000
   Exercise of Stock
   Options                       5,000                                               6,000
   Collection on notes
   receivable-stockholders                                                                                         95,000
   Net Loss                                                                                    (2,968,000)

  Purchase of Treasury Stock
   35,000 shares                                                                                                           $(37,000)
                            ----------      --------    ---------  ---------   -----------   -------------    -----------  --------






                                                          ABC DISPENSING TECHNOLOGIES, INC.
                                                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                        Years Ended April 26, 1997, April 27,
                                                            1996, and April 29, 1995 and
                                                            Nine Months Ended January 24,
                                                                  1998 (unaudited)
                                                                     (continued)


                                                        Number
                            Number of                     of
                            Shares of                  Shares of               Additional     Retained         Notes
                             Common           Common   Preferred   Preferred     Paid-in       Earnings       Receivable   Treasury
                             Stock            Stock      Stock       Stock       Capital     (Deficiency)    Stockholders    Stock
                            ---------         ------    ---------  ---------   -----------   -------------   ------------  --------

Balance at April 26, 1997   17,114,279       $171,000      271     $3,388,000   $19,014,000   $(20,850,000)   $(51,000)    $(37,000)

Preferred Stock Private
Placement (Note 9)                                          37        462,000

Preferred Stock Dividend
(Note 9)                       241,068          3,000                               216,000       (219,000)

Warrants Outstanding -
Original Issue Discount                                                              61,000

Collection on notes
receivable-stockholders                                                                                          5,000

Net Loss                                                                                        (1,033,000)

Issuance of Treasury Stock
 (35,000 Shares) issued for
 legal services received
                                                                                                                             37,000
                            ----------       --------      ---     ----------   -----------   -------------   ---------    ---------
Balance at January 24,      17,355,347       $174,000      308     $3,850,000   $19,291,000   $(22,102,000)   $(46,000)    $      0
1998                        ==========       ========      ===     ==========   ===========   =============   =========    =========




                                                       See accompanying notes.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 26, 1997
                   (information as of January 24, 1998 and for
                     the nine months ended January 24, 1998,
                       and January 25, 1997, is unaudited)

1.      BUSINESS DESCRIPTION

ABC Dispensing Technologies, Inc. (name changed from American Business Computers Corporation) designs proprietary dispensing systems to dispense and blend liquids, powders and other ingredients to a uniform and high degree of accuracy. The Company provides training, installation and product service and also custom designs and manufactures its own proprietary dispensing equipment to meet the needs of its customers which are located primarily in the United States. To date, the Company has focused its development and marketing efforts on the Beverage and Paint Industries.

2.      SIGNIFICANT ACCOUNTING POLICIES

YEAR END -The Company's fiscal year-end is the Saturday closest to April 30, which results in a fifty-two or fifty-three week year. Fiscal 1998, fiscal 1997, fiscal 1996 and fiscal 1995 consist of fifty-two weeks ending on April 24, 1998, April 26, April 27, and April 29, respectively. References to the years 1998, 1997, 1996 and 1995 refer to fiscal years ended April 24, 1998, April 26, 1997, April 27, 1996, and April 29, 1995, respectively.

CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries, ABC Dispensing Technologies, Inc. and ABC Tech Corp. Significant intercompany transactions and balances have been eliminated in consolidation.

LOSS PER SHARE - In 1997, the Fnancial Accounting Standards Board issued Statement (SFAS) No. 128, Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All loss per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. On December 22, 1997 the Company issued 35,000 shares of treasury stock as compensation for legal services received. The treasury stock was valued at $37,000.

FINANCIAL INSTRUMENTS - The carrying value of the Company's cash, accounts receivable, accounts payable and notes payable are a reasonable estimate of their fair value due to the short-term nature of these instruments. The Company's long-term debt has variable interest rates and carrying value approximates fair market value at January 24, 1998.

CONCENTRATION OF CREDIT - In the normal course of business, the Company enters into transactions to meet the financing needs of customers. The Company performs ongoing credit evaluations of customers' financial condition and generally requires collateral from customers who finance purchases beyond thirty days. The Company's exposure to credit risk associated with nonperformance on these transactions is limited to amounts reflected in the Company's consolidated financial statements, less the value, if any, of the secured equipment.

INVENTORIES - Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are carried at cost. Depreciation is provided primarily by use of the straight-line method over the estimated useful lives of the assets, which are five years for machinery and equipment and thirty years for buildings.

INTANGIBLE ASSETS - Intangible assets consist of patents and purchased selling rights which are recorded at cost. Amortization is provided using the straight-line method over a period of five years or less.

REVENUE RECOGNITION - Revenue on equipment sales is recognized when the product is shipped and title transfers. Revenue for development services and for service and support is recognized when the service is performed unless there is a service contract. Revenue from service contracts is recognized ratably over the contract term, generally one year. Royalty income is recognized in accordance with the terms of the royalty agreement, which generally provides that royalties are based on units shipped.

MAJOR CUSTOMER - Revenues from The Home Depot, Inc. were 90 percent of total revenues for the nine months ended January 24, 1998. Revenues from The Sherwin-Williams Company were 1%, 65%, 54%, 72% and 59% of the Company's total revenues for the nine months ended January 24, 1998 and January 25, 1997 and the years ended April 26, 1997, April 27, 1996 and April 29, 1995. respectively. The Company currently has no orders from Sherwin-Williams and does not expect significant revenues from sales to Sherwin-Williams in the near future.

PROVISION FOR WARRANTY CLAIMS - Estimated warranty costs are provided at the time of sale of the warranted products.

STOCK-BASED COMPENSATION - The Company grants stock options for a fixed number of shares to employees generally with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants. Additional disclosures relating to stock option activity which are required by Statement of Financial Accounting Standards No. 123 - "Accounting for Stock Based Compensation" are included in note 7.

BASIS OF PRESENTATION OF INTERIM FINANCIAL INFORMATION - The interim unaudited consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended January 24, 1998 are not necessarily indicative of the results that may be expected for the year ending April 25, 1997.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 26, 1997
                   (information as of January 24, 1998 and for
                     the nine months ended January 24, 1998,
                       and January 25, 1997, is unaudited)

3.      GOING CONCERN UNCERTAINTY

The Company has reported a net loss for each year of operation since its inception except for 1989, and as of January 24, 1998 has an accumulated retained earnings deficiency of $22,102,000. The Company's cash flow from operating activities was a negative $1,146,000, negative $2,684,000 and negative $2,814,000 for the nine months ended January 24, 1998, and the years ended April 26, 1997, and April 27, 1996, respectively. Cash and cash equivalents declined from $2,021,000 at the beginning of fiscal 1995 to $287,000 at January 24, 1998. Management expects that the Company will continue to incur losses and use cash in operations in the near future.

Management recognizes the Company must generate additional funds to assure continuation of operations. The Company has been successful in raising capital from private investors and raised $5,220,000 over the past three years through private placements of both preferred and common stock. The Company is continuing in it efforts to raise capital through private placements of 9% Convertible Cumulative Preferred Stock. The Preferred Stock is convertible into common stock at $1 per share. Proceeds from private placements will be used to reduce accounts payable and provide additional working capital. No assurances can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional funds, that the Company will achieve profitable operations or positive cash flow. These conditions raise substantial doubt about the Company's ability to continue as a going concern. No adjustments to the amounts or classification of assets and liabilities which could result from the outcome of this uncertainty are reflected in the consolidated financial statements.

4.      INVENTORIES

At January 24, 1998, April 26, 1997 and April 27, 1996, inventories consisted of the following:
                       January 24, 1998             1997            1996
                       ----------------        -----------      -----------
Raw Materials             $ 865,000             $   927,000      $  729,000
Work-in-process              85,000                 118,000         488,000
Finished goods              134,000                 386,000         486,000
                         ----------            ------------     -----------
                         $1,084,000              $1,431,000      $1,703,000
                         ==========            ============     ===========

The above amounts are net of obsolescence reserves of $838,000 at January 24, 1998 and April 26, 1997, and $985,000 at April 27, 1996.

5.   FINANCING ARRANGEMENTS

NOTES PAYABLE

In June 1994, the Company purchased its headquarters facility in Akron, Ohio for $490,000. A note payable was entered into during fiscal 1995 to partially finance this purchase which was previously leased from the former chairman. The note payable has an adjustable interest rate (9.03% at January 24, 1998 and 9.25% at April 26, 1997, and April 27, 1996) which may not increase or decrease by more than 2% once every three years. The maximum increase or decrease is 6% over the life of the loan. Principal and interest payments of $2,995 are payable monthly with the balance of $143,000 due October 1, 2005. The note payable is secured by the headquarters facility. At January 24, 1998, the facility and improvements thereto have a net book value of $535,000.

At January 24, 1998, April 26, 1997 and April 27, 1996, long-term debt consisted of the following:

                                                      January 24, 1998       1997              1996
                                                      ----------------    ---------         ---------
Note payable to bank                                       $259,000        $268,000          $278,000
Notes Payable                                               335,000               -                 -
Other                                                        40,000          51,000            41,000
                                                           --------        --------           -------
Less amounts due within one year                            634,000         319,000           319,000
                                                           (369,000)        (36,000)          (25,000)
                                                           --------        --------          --------
Total long-term debt                                       $265,000        $283,000          $294,000
                                                           ========        ========          ========

                                                                F-10

As of April 26, 1997 maturities of long term debt for the next five years were as follows: 1998--$35,000; 1999--$32,000; 2000--$20,000; 2001--$16,000 and
2002--$17,000.

In August, 1997 the Company began issuing notes payable at a discount. The notes are sold in multiples of $12,500, or fractions thereof, and pay interest at the rate of 10%, with principal and interest paid at maturity. The initial maturity date is June 30, 1998, however, the Company may, at its sole option, extend the maturity date to December 31, 1998. Attached to notes are reedemable common stock purchase warrants to purchase 5,000 shares of the Company's common stock at a price of $1.25 per share. The warrants are exercisable for a period of five years commencing on the date of issuance. The warrants have been valued at $63,000 using the Black-Sholes option pricing model and a discount on notes payable has been recorded for that amount. As of February 24, 1998, the Company has issued notes in the aggregate of $335,000.

For the nine months ended January 24, 1998 and the years ended April 26, 1997 and April 27, 1996, interest expenses approximated interest paid by the Company.

MEZZANINE NOTE
On January 17, 1996, the Company obtained a $500,000 working capital asset-secured loan from the Mezzanine Financial Fund, L.P. ("Mezzanine"). Interest is due monthly at the rate of 18% per annum. In consideration for providing the loan, Mezzanine received a five (5) year warrant to acquire shares of common stock at a price equal to the lower of seventy percent (70%) of the 30-day average trading price prior to closing of the loan, or $2.50 (the "Price"). The warrant exercise price was therefore determined to be $2.04 per share. The number of shares subject to the warrant will be determined by dividing the Price into an amount equal to 10% of the average annual loan balance multiplied by the number of years the loan is outstanding (the "Warrant Fee"). The resulting maximum number of warrants that could be issued are 58,910. At Mezzanine's election, all or any part of the Warrant Fee may be put to the Company upon repayment of the loan for payment in cash in the amount equal to 70% of such Warrant Fee, paid in equal monthly payments over the same number of months that the loan was outstanding. Additionally, Mezzanine received a closing fee equal to 2% of the amount of the loan and reimbursement for expenses associated with the making of the loan. On July 24, 1996, the Company distributed 125,000 shares of common stock to Mezzanine. Mezzanine subsequently sold 90,000 of the shares to satisfy interest charges from April through September, 1996, prepayment penalties and other fees. On September 24, 1996, the Company repaid the $500,000 principal balance of the loan in full. On December 31, 1996, the loan agreement was terminated and Mezzanine returned 35,000 shares of Common Stock to the Company.

Herbert M. Pearlman, who resigned as Chairman of the Board of Directors of the Company on February 5, 1997, is a director, officer and principal stockholder of the general partner of Mezzanine. Mr. Pearlman is also Chairman, chief executive officer and a principal stockholder of Helm Resources, Inc., a publicly traded company which holds an approximately 14% equity stake in Mezzanine.

BRIDGE NOTES
On June 13, 1995, the Company initiated a private offering to sell 20 units of $25,000 10% Senior Subordinate Notes due June 1, 1998, and three year redeemable warrants to purchase 12,500 shares of the Company's common stock at $2 per share. The transaction was exempt from registration under the Securities Act of 1933. Nineteen units were issued under the offering, providing the Company with $475,000 in proceeds. The notes included a repayment provision requiring the Company to apply 40% of the net proceeds received by it from the sale of any of its common stock other than common stock issued upon the exercise of employee, director, or consultant stock options, to the pro-rata repayment of the Notes within sixty (60) days of the receipt of such proceeds. As a result of this repayment provision, the notes were paid in full on February 16, 1996.

LINE OF CREDIT On December 18, 1995, the Company established a $750,000 line of credit secured by accounts receivable and other assets of the Company. In February, 1996, the line of credit was reduced from $750,000 to $450,000. In December, 1998, the credit line was increased to $500,000. At January 24, 1998, $390,000 was outstanding and $110,000 of the line of credit was available. At April 26, 1997, $2,000 was outstanding and $108,000 of the line of credit was available. The line of credit bears an interest rate of prime plus four points (12.50% at January 24, 1998, April 26, 1997 and April 27, 1996), which equals the weighted-average interest rate for the period.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 26, 1997
                 (information as of January 24, 1998 and for the
                     nine months ended January 24, 1998, and
                         January 25, 1997, is unaudited)

6.   INCOME TAXES

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Company assets and liabilities.

The components of the Company's deferred income taxes at April 26, 1997 and April 27, 1996 are as follows:


                                                1997               1996
                                           ----------------   ------------
Net operating loss carry forwards            $ 6,650,000       $ 5,450,000
Inventories                                      413,000           495,000
Other                                            170,000           255,000
                                             -----------       -----------
   Total deferred tax asset                    7,233,000         6,200,000
Valuation allowance for deferred taxes        (7,233,000)       (6,200,000)
                                             -----------       -----------
   Net deferred taxes                               $-0-              $-0-
                                             ===========       ===========

At April 26, 1997 and April 27, 1996, the Company had Federal net operating loss carryforwards for tax reporting purposes of approximately $17,500,000 and $14,800,000, respectively. The net operating loss carryforwards expire in the years 1998 to 2012. It is uncertain if benefits relating to these deferred tax assets are realizable and accordingly, a valuation allowance equal to the amount of such deferred tax assets has been recorded.

7.   COMMON STOCK

STOCK OPTION PLANS

The Company has non-qualified stock option plans under which directors, officers and key employees may be granted incentive stock options for the purchase of the Company's common stock An aggregate of 500,000 shares of the Company's common stock were reserved for issuance under the Company's 1990 Stock Option Plan and 1,750,000 shares were reserved for issuance under the Company's 1995 Stock Option Plan and amendments thereto. All granted options are exercisable after six months from the grant date provided the employee has at least one year of service. Grant options expire five years after grant date or 90 days after the Employee's or Director's relationship with the Company is terminated. The Company also may grant incentive stock warrants to directors, officers and key employees. The stock warrants can be redeemed to purchase the common stock of the Company.

A summary of the Company's stock option plans and employee stock warrants, and related information for the years ended April 26, 1997, April 27, 1996, and April 29, 1995, is as follows:

                                                    1997                         1996                            1995
                                          -------------------------      ------------------------       ------------------------
                                                          Weighted                    Weighted                      Weighted
                                                           Average                     Average                       Average
                                            Shares     Exercise price     Shares   Exercise price       Shares   Exercise price
                                            ------     --------------     ------   --------------       ------   --------------
Outstanding - beginning of year             510,966    $       2.46       411,941    $       1.81      179,018     $       2.24

     Granted                              1,029,851    $       1.29       273,902    $       2.89      264,500     $       1.69
     Exercised                               (5,119)   $       1.10       (54,377)   $       1.32            -                -
     Canceled                               (17,375)   $       1.50      (120,500)   $       1.75      (31,577)    $       3.15
                                          ---------                      --------                      -------

Outstanding - end of year                 1,518,323    $       1.68       510,966    $       2.46      411,941     $       1.81
                                          =========                      ========                      =======

Exercisable at end of year                1,039,652    $       1.92       468,814    $       2.48      409,941     $       1.81
                                          =========                      ========                      =======

Available for grant                         341,677                       894,034                      113,059
                                          =========                      ========                      =======

Weighted average fair value of options
     granted during the year                $  0.96                       $  1.95                       $ 1.14

                                                                F-12

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   COMMON STOCK (CONTINUED)

The following table summarizes information about stock options and employee stock warrants outstanding and exercisable by price range as of April 26, 1997:


                                                            Outstanding                           Exercisable
                                          --------------------------------------------        ---------------------
                                                           Weighted
                                                            Average
                                                           Remaining         Weighted                         Weighted
                                                          Contractual         Average                          Average
Range of exercise prices                 Shares              Life         Exercise Price      Shares        Exercise Price
------------------------                 --------       ------------------- --------------   --------      --------------

   $1.00 - $1.63                         1,155,421           4.06           $   1.27            676,750      $     1.34

   $2.00 - $2.50                            41,652           3.82           $   2.17             41,652      $     2.17

   $2.50 - $3.44                           321,250           2.93           $   3.09            321,250      $     3.09
                                         ---------                                            ---------

                                         1,518,323                                            1,039,652
                                         =========                                            =========


ACCOUNTING FOR STOCK BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related interpretations in accounting for its employee stock based compensation. The exercise price of each stock options and employee stock warrant equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plans.

During 1995, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). SFAS 123 defines a fair valued based method of accounting for an employee stock option and similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS 123 allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed in APB 25. Entities that elect to continue using APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has computed, for pro forma disclosure purposes, the value of all options granted during the fiscal years ending April 26, 1997, and April 26, 1996, using the Black-Scholes option pricing model as prescribed by SFAS 123 using the following weighted average assumptions:

                                 1997                       1996
                               --------                   -------

Risk-free interest rate           6.54%                     6.18%

Dividend yield                      0 %                       0 %

Volatility                          79%                       92%

Average life                    5 years                   5 Years

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     COMMON STOCK (CONTINUED)

Using the Black-Scholes methodology, the total value of options granted during fiscal 1997 and 1996 was $781,000 and $495,000, respectively. If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and net loss per share would approximate the pro forma disclosures below:

                                                              April 26, 1997       April 27, 1996
                                                              --------------       --------------
     Net Loss                           As reported           $ (2,968,000)         $ (1,324,000)

                                        Pro forma             $ (3,749,000)         $ (1,819,000)

     Primary earnings per share         As reported                $ (0.17)              $ (0.08)

                                        Pro forma                  $ (0.22)              $ (0.11)

WARRANTS

On May 2, 1995, the Company granted David B. Hudson, V.P. - Domestic Beverage Sales, and Keith P. Jordan, National Account Manager, warrants to purchase 20,000 and 10,000 restricted shares of common stock, respectively, at $3.38 per share; the warrants expire May 2, 2000.

On June 13, 1995, the Company initiated a private offering to sell 20 units of $25,000 10% Senior Subordinate Notes due June 1, 1998 and three year redeemable warrants to purchase 12,500 shares of the Company's common stock at $2 per share (See Note 5).

On August 1, 1995, the Company granted warrants to Herbert M. Pearlman, Chairman (200,000 at $3.00 per share), Robert A. Cutting, former President (100,000 at $3.00 per share), and others (30,000 ranging from $2.00 to $3.00).

On September 14, 1995, the Company issued 200,000 warrants at $3.50 per share to Hussmann Corporation pursuant to the securities litigation settlement (see footnote 12 to the Consolidated Financial Statements).

On November 1, 1995, the Company issued 500,000 warrants at $3.50 per share to Pepsi-Cola Company pursuant to the securities litigation settlement (see footnote 12).

On December 11, 1995, the Company issued 30,000 warrants at $2.25 per share pursuant to a sale of common stock.

On January 17, 1996, the Company issued 58,910 warrants at $2.04 per share to Mezzanine Financial Fund L.P. pursuant to the debt financing received by Mezzanine (see footnote 5)

On July 15, 1996, the Company granted 300,000 warrants at $1.375 per share to Charles M. Stimac, Jr. pursuant to the terms of his employment agreement as President of the Company. The warrants are subject to a 10 year vesting schedule.

On September 7, 1996, the Company granted warrants to William Lerner, Secretary (10,000) and William T. Shanklin, consultant to the Company (25,000) at $1.25 per share.

On October 27, 1996, the Company granted 15,000 warrants at $1.25 per share to Charles M. Stimac, Jr., President.

On January 2, 1997, the Company granted warrants to Herbert L. Luxenburg, Director (20,000), and C. Rand Michaels, Director (20,000), at $1.25 per share.

On February 5, 1997, the Company issued 50,000 warrants at $1.25 per share to Herbert M. Pearlman, former Director.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       NET LOSS PER SHARE

The following table sets forth the computation of net loss per share - basic and diluted:


                                                       Nine Months Ended                        Years Ended
------------------------------------------------------------------------------------------------------------------------------
                                            January 24,        January 25,     April 26,          April 27,        April 29,
                                               1998              1997            1997               1996              1995
                                         -------------      --------------   -------------    --------------     -------------
Numerator:
     Net Loss                           $(  1,033,000)     $( 1,650,000)     $( 2,968,000)     $  1,324,000       $(2,681,000)
     Preferred Stock Dividends                243,000)          (67,000)         (143,000)               -                 -
                                        --------------     -------------     --------------    -------------      ------------
     Numerator for net loss per
     share - income available to
     common shareholders                $(  1,276,000)     $ (1,717,000)     $( 3,111,000)     $( 1,324,000)      $(2,681,000)
                                        --------------     -------------      -------------     -------------     ------------
Denominator:
     Denominator for basic and diluted earnings
     per share - weighted-average
     shares                                17,178,863        17,067,493        17,074,000        16,414,000        15,669,000
                                        --------------     -------------     -------------     -------------     -------------

Net loss per share -- basic and
diluted                                 $(       0.07)     $(      0.10)      $(      0.18)    $(      0.08)     $(      0.17)
                                        ==============     =============     ==============    =============     =============


Diluted earnings per share calculations have been omitted as the effect of potentially dilutive securities would have been anti-dilutive for the periods reported.

Options and warrants to purchase 3,109,719, 3,325,411, 2,853,234, 2,775,679 and
1,669,277 shares of Common Stock were outstanding and exercisable as of January 24, 1998, January 25, 1997, April 26, 1997, April 27, 1996, and April 29, 1995,
respectively. Each option allows the holder to purchase one share of the Company's Common Stock. The exercise price of the options varies from $0.844 to $3.50 per share. The options and warrants were not used to compute diluted earnings per share because the Company has net losses for the periods reported, and therefore, the effect would be antidilutive.


9.       PREFERRED STOCK

The shareholders of the Company have approved an amendment to the Company's Certificate of Incorporation to authorize 5,000,000 shares of Preferred stock.

The Company offered shares of 9% Convertible Cumulative Redeemable Preferred Stock, Series A ("Series A Preferred Stock") in exchange for the surrender of the Company's outstanding $25,000, 9% Convertible Subordinated Redeemable Notes due August 1, 1999 ("Notes").

As of January 24, 1998, through private placements, the Company issued 308 shares of Series A Preferred Stock in exchange for notes or $12,500 cash per share, generating gross proceeds of $3,850,000 to the Company.

The Series A Preferred Stock is convertible at the option of the holder, in whole or in part, at any time after March 1, 1997 (the "Initial Conversion Date") into Common Stock of the Company at a price per share of Common Stock equal to (i) $1.00 per share, or (ii) such adjusted price as may from time to time be adjusted (the "Conversion Price"). If converted into Common Stock, each Preferred Share will entitle the holder to receive warrants to purchase a number of shares of Common Stock at a price of $1.25 per share, equal to the number of shares of Common Stock into which the Preferred Shares were converted. The warrants will be valid for a period of five years commencing from the date of issuance.

The Preferred Shares pay dividends semi-annually each February 1, and August 1, commencing on February 1, 1997. The Company may elect to pay dividends in the form of Common Stock of the Company issued at 90% of the then current market price of the Common Stock. A cash adjustment shall be paid for any fractional shares that are due under the dividend calculation. For the purposes of this calculation the "current market price" shall mean the average of the daily closing prices for each of the thirty consecutive business days prior to such dividend date.

On October 7, 1997, the Company paid its February 1, and August 1, 1997, Preferred Stock dividend requirements by issuing common stock. The total number of common shares issued for the February 1, 1997 dividend was 61,240. The shares were valued at $1.09359 per share. The total number of common shares issued for the August 1, 1997 dividend was 179,828. The shares were valued at $0.84375 per share.

As of February 1, 1998 there is a dividend payable on Preferred Stock in the amount of $167,463. At the discretion of the Company, the dividend will be paid in common stock of the Company. A total of 228,636 shares will be issued to satisfy the dividend requirement.


10.      RELATED PARTY TRANSACTIONS

From February, 1995, to August, 1996, the Company leased office space for Herbert M. Pearlman from Helm Resources, Inc. for approximately $21,000 per year. Mr. Pearlman is Chairman, Chief Executive Officer and a principal stockholder in Helm Resources, Inc. (see footnote 5). Mr. Pearlman resigned as Chairman of the Board of Directors of the Company on February 5, 1997.


11.      OPERATING LEASES

Aggregate rental expense for the nine months ended January 24, 1998, and fiscal years 1997, 1996 and 1995 was $33,000, $48,000, $60,000 and $13,000,
respectively.


12.      PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at January 24, 1998, April 26, 1997 and April 27, 1996:



                                          January 24, 1998       1997          1996
                                          ----------------    ---------     ---------
Land                                           $59,000          $57,000       $57,000
Building and building improvements             572,000          572,000       572,000
Machinery and equipment                        890,000          934,000       865,000
                                             ---------        ---------     ---------
                                             1,519,000        1,563,000     1,494,000
Less accumulated depreciation                 (856,000)        (859,000)     (791,000)
                                             ---------        --------      ---------
                                              $663,000         $704,000      $703,000
                                             =========        =========     =========

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.           RETIREMENT BENEFITS

The Company sponsors a 401(k) plan which covers substantially all full-time employees. Eligible employees may contribute up to 14% of their compensation to this plan. The Company has agreed to match participants' contributions at the rate of 25 cents on the dollar up to a maximum of 4% of the participants' compensation. The cost of the Company's matching contribution was approximately $11,000 for the nine months ended January 24, 1998, $13,000 in 1997, and $9,000 in each year during 1996 and 1995. The Company has the discretion to make a profit-sharing contribution, but no such contribution has been made by the Company.


14.           LITIGATION SETTLEMENT/CONTINGENCIES

On March 13, 1995, the Company and other defendants (officers and directors and former directors of the Company) entered into a Stipulation of Settlement (the "Settlement") with the Plaintiffs in a class action lawsuit (the "Securities Litigation") that provided for the Settlement of the Securities Litigation. The Settlement provided for a Gross Settlement Fund of $1,850,000, plus 1,550,000 shares of the Company's common stock. The Company's contribution to the Settlement Fund was $443,000 and 150,000 shares. The Stipulation defined the Plaintiff class as "all persons who purchased ABCC common stock on the open market from January 24, 1990 through August 1, 1991, inclusive." On June 19, 1995, the U.S. Federal District Court for the Southern District of New York entered a Final Judgment approving the Settlement as "fair, reasonable and adequate to members of the class." Pursuant to the terms of the Final Judgment, on July 6, 1995, Plaintiffs' counsel were paid attorneys' fees of $550,000 (plus $1,078 of accrued interest after taxes) on the cash portion of the Settlement Fund and were reimbursed $244,394 for expenses out of the Gross Settlement Fund. Plaintiffs' counsel also received an aggregate of 465,000 shares of common stock of the Company awarded to Plaintiffs' counsel from the Gross Settlement Fund as a portion of attorneys' fees. These shares of common stock were distributed to Plaintiffs' counsel in early February 1996.

On January 16, 1996, the U.S. Federal District Court ordered the distribution of the Net Settlement Fund consisting of approximately $1,082,000 cash and 1,085,000 shares of common stock of the Company to 1,469 authorized claimants. The distribution to authorized claimants was made pursuant to the Order of the Court on about February 23, 1996. There is no further action to be taken in connection with the Securities Litigation since the Settlement has been effectuated in accordance with the Order of the Court.

The estimated legal fees and settlement costs were accrued for the above action. At April 29, 1995, the accrual amounted to $1,498,000. During 1996, $1,037,000 of this amount was settled in cash and securities, $366,000 was reversed and credited to income and $95,000 remained in the accrual at April 26, 1996 to cover certain remaining legal fees. In 1997, the remaining $95,000 accrual was reversed and credited to income.

The Company from time to time is subject to routine litigation incidental to its business. The Company believes that any liability that may finally be determined would not have a material adverse effect on its financial statements.


15.           JOINT VENTURE AGREEMENT

On June 25, 1997, the Company entered into a joint venture agreement with Damon Industries, a privately-owned national juice manufacturer with headquarters in Sparks, Nevada, to form "Virtual Squeeze", a 50-50 business enterprise. The purpose of the joint venture is to provide shelf-stable juice products and state-of-the-art dispensing technology to health care facilities with high volume juice consumption. Under the agreement, the Company will manufacture dispensing equipment and provide technical support to the joint venture, and Damon will manufacture fruit juice and provide marketing and administrative support for the joint venture. The joint venture will finance the dispensing equipment through sale/leaseback arrangements. The dispensing equipment will be placed in a customer's facility at no charge providing the customer commits to purchasing all of its juice from the Virtual Squeeze. The revenue from the juice sales will cover the cost of equipment, juice, and operating expenses of the joint venture. Resulting profits from the juice sales will be split equally by the Company and Damon.

Through January 24, 1998, the Company has provided $123,000 of juice dispensing equipment to Virtual Squeeze, a joint venture between the Company and Damon Industries of Sparks, Nevada. The Company will be reimbursed for the cost of the equipment through revenues from juice sales made by Virtual Squeeze.


                                          ABC DISPENSING TECHNOLOGIES, INC. (CONSOLIDATED)

                                          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

Column A                                     Column B              Column C          Column D              Column E

                                                                  Additions
                                           Balance at            Charged to                                 Balance
                                            Beginning             Costs and                                  at End
Description                                 of Period              Expenses        Deductions             of Period
-----------                                ----------            ----------        ----------             ---------
NINE MONTHS ENDED JANUARY 25, 1998 (UNAUDITED)

Allowance for doubtful accounts             $ 191,000            $        -        $ 115,000 (a)          $  76,000
                                             ========             =========         =========               =======

Allowance for inventory obsolescence        $ 838,000            $        -        $       -              $ 838,000
                                             ========             =========         =========               =======

YEAR ENDED APRIL 26, 1997

Allowance for doubtful accounts             $ 136,000            $  141,000        $  86,000 (a)          $ 191,000
                                             ========             =========         ========                =======

Allowance for inventory obsolescence        $ 985,000                     -        $ 147,000(b)           $ 838,000
                                             ========              ========         ========                =======


YEAR ENDED APRIL 27, 1996

Allowance for doubtful accounts             $  78,000            $   40,000         $ 18,000 (a)          $ 136,000
                                             ========             =========          ========               ========

Allowance for inventory obsolescence        $ 943,000            $   80,000         $ 38,000(b)           $ 985,000
                                             ========             =========          =======                =======


YEAR ENDED APRIL 29, 1995

Allowance for doubtful accounts             $ 128,000            $    1,000         $ 51,000(a)           $  78,000
                                             ========             =========          ========               =======


Allowance for inventory obsolescence        $ 816,000            $  150,000         $  23,000(b)          $ 943,000
                                             ========             =========          ========               =======


(a)  Uncollectible accounts written off, net of recoveries.

(b) Inventory written off and/or disposed of.



                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 5.  FAILURE TO MEET NASDAQ MINIMUM LISTING REQUIREMENTS

     The Company is currently out of compliance with NASDAQ'S capital and surplus requirement, as set forth in NASD Marketplace Rule 4310( c)(02). To meet the minimum requirement, the Company must maintain capital and surplus in excess of $2,000,000. The NASDAQ Listing Requirements Department has scheduled the Company's Common Stock to be delisted from the NASDAQ Stock Market effective with the close of business on March 16, 1998. The Company is requesting a hearing with the NASDAQ Listing Qualifications Department to appeal the delisting decision. The request for the hearing will stay the delisting of the Company's Common Stock pending the outcome of the hearing.

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses of ABC Dispensing Technologies, Inc. in connection with the distribution of the securities being registered:

Registration Fee.................................................   $ 4,292.89
Legal Fees and Expenses..........................................   $25,000.00
Accounting Fees and Expenses.....................................   $15,000.00
Miscellaneous Expenses...........................................   $   500.00
TOTAL............................................................   $37,240.91

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Florida corporation. The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the "FBCA"), the Company's Articles of Incorporation, and the Company's Bylaws.

         Section 607.0850(1) of the FBCA, provides, in general, that a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any appeal thereof) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         Section 607.0850(2), however, provides that in actions brought by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

ITEM 16.  EXHIBITS

         3.1      Certificate of Incorporation of the Registrant, as amended

         3.2      Bylaws of the Registrant

         5.1 Opinion of St. John & Wayne, L.L.C. as to the legality of the securities to be registered

         10.1 Employment Agreement dated March 1, 1997 by and between the Registrant and Charles M. Stimac, Jr.

         10.2     1990 Stock Option Plan

         10.3     Amended 1995 Stock Option Plan

         11.1 Statement re: Computation of Per Share Earnings included as footnote 8 in Item 11 of this Registration Statement on Form S-1

         11.2 The financial statement schedule listed on the index set forth in Item 11 of this registration statement on Form S-1 is filed as part of this Registration Statement.

         21.1     List of Subsidiaries

         23.1     Consent of Ernst & Young LLP, Independent Auditors.

         23.2     Consent of Grant Thornton LLP, Independent Auditors

         23.3     Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)

         24.1     Power of Attorney (included on the signature page hereof)

ITEM 17.   UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any fact or events arising after the effective date of the registration statement (or arising after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the effective registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, and the terms of any subsequent re-offering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, or otherwise, the Securities and Exchange Commission has informed the registrant that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on April 8, 1998.

                  ABC DISPENSING TECHNOLOGIES, INC.


                  By:  /s/ Charles M. Stimac, Jr.
                       ---------------------------
                       Charles M. Stimac, Jr., President and Director (principal executive officer and principal financial and accounting officer)



                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Charles M. Stimac, Jr. and John L. Hornbeck true and lawful attorneys-in-fact and agents each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 8, 1998.

Signature                                                        Title
---------                                                        ------

/s/ Charles M. Stimac, Jr.                                  President, Director
-----------------------------
Charles M. Stimac, Jr.


/s/ Herbert L. Luxenburg                                    Director
-----------------------------
Herbert L. Luxenburg


/s/ C. Rand Michaels                                        Director
-----------------------------
C. Rand Michaels


/s/ Frank E. Vaughn                                         Director
-----------------------------
Frank E. Vaughn


/s/ Norbert J. Lewandowski                                  Director
-----------------------------
Norbert J. Lewandowski


/s/ William L. Shanklin                                     Director
-----------------------------
William L. Shanklin

                                INDEX TO EXHIBITS



NUMBER   DESCRIPTION
------   -----------

3.1      Certificate of Incorporation of the Registrant, as amended

3.2      Bylaws of the Registrant

5.1 Opinion of St. John & Wayne, L.L.C. as to the legality of the securities to be registered.

10.1 Employment Agreement dated March 1, 1997 by and between the Registrant and Charles M. Stimac, Jr.

10.2     1990 Stock Option Plan

10.3     Amended 1995 Stock Option Plan

11.1 Statement re: Computation of Per Share Earnings included as footnote 8 in Item 11 of this Registration Statement on Form S-1.

11.2     The financial statement schedule listed on the index set forth in
         Item 11 of this Registration Statement on Form S-1 is filed as part of this Registration Statement.

21.1     List of Subsidiaries

23.1     Consent of Ernst & Young LLP, Independent Auditors

23.2     Consent of Grant Thornton LLP, Independent Auditors

23.3     Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)

24.1     Power of Attorney (included on the signature page hereof)